UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Constant Contact, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2015

Dear Fellow Stockholders:

We are pleased to invite you to our 2015 Annual Meeting of Stockholders, which will take place on Tuesday, June 2, 2015, at 10:00 a.m., Local Time, at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2015 Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our Annual Report on Form 10-K for the year ended December 31, 2014, which contains, among other things, our 2014 audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the Annual Meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name” — that is, held for your account by a bank or brokerage firm — you should receive instructions from them that you must follow for your shares to be voted.

The ability to have your vote counted at the 2015 Annual Meeting of Stockholders is an important right that you possess as a stockholder. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

Thank you for your ongoing support and continued interest in Constant Contact.

Sincerely,

Gail F. Goodman Chairman, President and Chief Executive Officer

CONSTANT CONTACT, INC.

Notice of Annual Meeting of Stockholders

To Be Held on Tuesday, June 2, 2015

Notice is hereby given that the 2015 Annual Meeting of Stockholders will be held at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451, on Tuesday, June 2, 2015, at 10:00 a.m., Local Time, for the following purposes:

1. To elect the two nominees identified in the attached proxy statement as members of our board of directors to serve as class II directors for a term of three years;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3. To hold an advisory vote to approve the compensation of our named executive officers; and

4. To transact other business, if any, that may properly come before the 2015 Annual Meeting of Stockholders or any adjournment of the 2015 Annual Meeting of Stockholders.

Stockholders of record at the close of business on Tuesday, April 7, 2015, are entitled to receive this notice of our 2015 Annual Meeting of Stockholders and to vote at the 2015 Annual Meeting of Stockholders and at any adjournments of such meeting. Our stock transfer books will remain open for the purchase and sale of our common stock.

Included with this Notice and Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, which contains our 2014 audited consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the 2015 Annual Meeting of Stockholders, please promptly complete, sign and date the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

Robert P. Nault Secretary

April 28, 2015

- i -

CONSTANT CONTACT, INC.

1601 Trapelo Road

Waltham, Massachusetts 02451

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on Tuesday, June 2, 2015

Constant Contact, Inc., a Delaware corporation, which is referred to as “we” or “us” in this proxy statement, is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our board of directors for use at our 2015 Annual Meeting of Stockholders, which will be held on Tuesday, June 2, 2015, at 10:00 a.m., Local Time, at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451. If the 2015 Annual Meeting of Stockholders is adjourned for any reason, then the proxies may be used at any adjournment. You may obtain directions to the location of the 2015 Annual Meeting of Stockholders by viewing them on our website, www.constantcontact.com, or by contacting our Investor Relations Department at the address and telephone number listed below.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2014 to our stockholders on or about April 28, 2015.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual

Meeting of Stockholders to be Held on Tuesday, June 2, 2015

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014 are available for viewing, printing and downloading at www.proxydocs.com/ctct.

Our Annual Report on Form 10-K for the year ended December 31, 2014 is also available on the “Investor Relations” section of our website at www.constantcontact.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K, without charge, please contact:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Attention: Investor Relations Department

(781) 472-8100

ir@constantcontact.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of our Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Certain documents referenced in this proxy statement are available on our website, www.constantcontact.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the 2015 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	The election of the two nominees identified in this proxy statement as members of our board of directors to serve as class II directors for a term of three years;

•	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015;

•	An advisory vote to approve the compensation of our named executive officers (i.e., the executive officers identified in “EXECUTIVE COMPENSATION — Summary Compensation Table” below); and

•	The transaction of other business, if any, that may properly come before the 2015 Annual Meeting of Stockholders or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on Tuesday, April 7, 2015, the record date for the 2015 Annual Meeting of Stockholders. The aggregate number of shares entitled to vote at this meeting is 32,177,952 shares of our common stock, which is the number of shares that were issued and outstanding on the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the 2015 Annual Meeting of Stockholders.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.

How may I vote?

Stockholder of record: Shares registered in your name.    If you are a stockholder of record, which means that your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in one of the following two ways:

•

You may vote by mail.    To vote by mail, you need to complete, sign and date the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received prior to the 2015 Annual Meeting of Stockholders. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return a signed proxy card, but do not give any instructions on a particular matter to be voted on at the 2015 Annual Meeting of Stockholders, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.

•

You may vote in person.    If you plan to attend the 2015 Annual Meeting of Stockholders, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial owner: Shares held in “street name.”    If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions they provide you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by them.

If you do not give instructions to your bank or brokerage firm, they will be able to vote your shares with respect to “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items and your shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Each of Proposal 1 (election of two nominees to serve as class II directors) and Proposal 3 (advisory vote to approve the compensation of our named executive officers) is a non-discretionary item under applicable rules, which means that if you do not give instructions to your bank or brokerage firm, such bank or brokerage firm will not be able to vote your shares in its discretion on these proposals and your shares will be treated as “broker non-votes.” We urge you to provide voting instructions to your broker so that your votes may be counted.

Proposal 2 (ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015) is a discretionary item under applicable rules. Accordingly, your bank or brokerage firm may exercise discretionary authority with respect to this proposal if you do not provide voting instructions.

If you wish to attend the 2015 Annual Meeting of Stockholders to personally vote your shares held in “street name,” you will need to obtain a “legal proxy” from the holder of record (i.e., your bank or brokerage firm). A legal proxy is a written document that will authorize you to vote your shares held in “street name” in person at the 2015 Annual Meeting of Stockholders.

May I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you may change your vote and revoke your earlier proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the 2015 Annual Meeting of Stockholders, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the 32,177,952 shares of our common stock issued and outstanding and entitled to vote at the meeting, that is, at least 16,088,977 shares.

Shares of our common stock present in person or represented by proxy, including shares that reflect abstentions, “broker non-votes” and votes withheld for director nominees, will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the 2015 Annual Meeting of Stockholders will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1):    The two director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the 2015 Annual Meeting of Stockholders, regardless of whether that number represents a majority of the votes cast, will be elected as class II directors.

Ratification of the selection of PricewaterhouseCoopers LLP (Proposal 2):    The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the 2015 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal is needed to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Advisory vote to approve the compensation of our named executive officers (Proposal 3):    The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the 2015 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal is needed to approve the compensation of our named executive officers. Proposal 3 is not binding on our board of directors.

How will votes be counted?

Each share of common stock voted at the 2015 Annual Meeting of Stockholders will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either:

•

with respect to Proposal 1, the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or, with respect to any other proposal, abstains from voting; or

•	the shares constitute “broker non-votes.”

As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the outcome of voting on any of Proposals 1, 2 and 3 at the 2015 Annual Meeting of Stockholders.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as the independent inspector of elections at the 2015 Annual Meeting of Stockholders.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote as follows:

•	Proposal 1 — FOR electing the two nominees identified in this proxy statement as class II directors;

•	Proposal 2 — FOR ratifying the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

•	Proposal 3 — FOR approving, on an advisory basis, the compensation of our named executive officers.

Will any other business be conducted at the 2015 Annual Meeting of Stockholders or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the 2015 Annual Meeting of Stockholders. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the 2015 Annual Meeting of Stockholders has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal with respect to the shares they have authority to vote.

Where can I find the voting results?

We will report the voting results of the 2015 Annual Meeting of Stockholders in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the 2015 Annual Meeting of Stockholders.

May I recommend a candidate for Constant Contact’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending written notice of the recommendation to our corporate secretary at the address under “How and when may I submit a stockholder proposal or nominate a director for the 2016 Annual Meeting of Stockholders?” immediately below. The notice must include the same information and comply with the same timing requirements and procedures as required by our bylaws for the nomination of directors by stockholders directly at an annual meeting. You can find more detailed information on our process for selecting board members and our criteria for board nominees under “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” below and in the corporate governance guidelines available in the “Investor Relations” section of our website, www.constantcontact.com.

How and when may I submit a stockholder proposal or nominate a director for the 2016 Annual Meeting of Stockholders?

If you are interested in submitting a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for inclusion in our proxy statement for our 2016 Annual Meeting of Stockholders, or the 2016 Annual Meeting, we must receive your stockholder proposal at the address noted below no later than December 30, 2015.

In addition, our bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before our 2016 Annual Meeting, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and received by our corporate secretary at the address noted below by March 4, 2016, but no sooner than February 3, 2016. However, if the 2016 Annual Meeting is held before May 13, 2016 or after August 1, 2016, then we must receive the required notice of the director nomination or other business no earlier than the 120th day prior to the 2016 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2016 Annual Meeting and (2) the 10th day following the date on which notice of the date of the 2016 Annual Meeting was mailed or public disclosure was made, whichever occurs first. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of our common stock held by the stockholder and, with respect to the nomination of a director, the nominee’s name, age, address, principal occupation and number of shares of our common stock held by the nominee.

Any proposals, notices or information about proposals or proposed director candidates should be sent to:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We are soliciting proxies for the 2015 Annual Meeting of Stockholders by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	We have retained Alliance Advisors, LLC to solicit proxies on our behalf for a fee of $8,000, plus reimbursement of their reasonable expenses;

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews; and

•

We will request brokers, banks, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokers and others for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the 2015 Annual Meeting of Stockholders or your ownership of our common stock, please contact our Investor Relations Department at the address, telephone number or email address identified on the first page of this proxy statement.

What is “householding” and how may I receive a separate copy of the proxy statement or annual report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations Department at the address, telephone number or email address identified on the first page of this proxy statement. If you want to receive separate copies of our proxy statement or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Governance Highlights

•  Seven directors; six are independent

•  Average tenure of directors is nine years

•  Highly qualified directors reflect broad mix of business backgrounds, skills and experiences

•  Three new independent directors joined Board in last six years

•  Three fully independent Board committees

•  Strong Lead Independent Director

•   Executive session of independent directors held at each regularly scheduled quarterly Board meeting and led by the Lead Independent Director

•   Frequent Board and committee meetings to ensure awareness and alignment and committee reports at every regularly scheduled quarterly Board meeting, and more frequently if warranted

•  11 Board meetings in 2014

•  19 committee meetings in 2014

•  On average, incumbent directors attended 95% of Board and committee meetings held in 2014

•  Annual Board and committee self-assessment and reviews of individual directors who are being considered for nomination for a new term, which are all facilitated by an independent consultant

•  Strong clawback and anti-hedging policies

•  Significant stock ownership requirements for directors and executive officers

•  Active role in risk oversight, primarily led by the Audit Committee

•  Annual advisory vote on named executive officer compensation

Our Board of Directors

In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors is elected each year. We currently have seven directors. The members of the classes are divided as follows:

•	the class I directors are Thomas Anderson and Jay Herratti, and their term expires at the annual meeting of stockholders to be held in 2017;

•	the class II directors are John Campbell and Daniel T. H. Nye, and their term expires at the 2015 Annual Meeting of Stockholders; and

•	the class III directors are Robert P. Badavas, Gail F. Goodman and William S. Kaiser, and their term expires at the 2016 Annual Meeting.

Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. At the 2015

Annual Meeting of Stockholders, John Campbell and Daniel T. H. Nye, whose terms as class II directors will expire at the 2015 Annual Meeting of Stockholders, will stand for election as class II directors.

Below is information about each member of our board of directors, including the nominees for election as class II directors. This information includes each director’s age as of April 1, 2015 and length of service as one of our directors, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she has served as a director during at least the past five years.

In addition to the information presented below regarding each director’s or nominee’s specific experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude that he or she should serve as one of our directors, we believe that all of our directors and director nominees have a reputation for integrity, honesty and adherence to high ethical standards, business acumen, sound judgment, knowledge of our business and industry and experience in one or more areas relevant to our business and strategy, as well as a commitment to devote the time required to serve us and our board of directors effectively, in some cases for many years.

There are no family relationships among any of our directors, nominees for director and executive officers.

Director Nominees for Terms Expiring in 2015 (Class II Directors)

John Campbell

Mr. Campbell, age 67, has served as one of our directors since March 1999 and is a private investor. From December 2005 until June 2006, he served as interim Chief Operating Officer of DFA Capital Management Inc., a risk management software company. From January 2013 until September 2014, Mr. Campbell served as a director of Praendex Incorporated, a private company. Mr. Campbell was a director of WAM Systems from September 1999 to December 2012, DFA Capital Management from December 2005 to December 2010 and SellMyTimeshareNow.com from January 2009 to June 2012, all privately held software companies. Mr. Campbell co-founded Marcam Corporation, a leading developer of enterprise resource planning software, in 1980.

The board of directors has concluded that Mr. Campbell should serve as a director because Mr. Campbell’s experience of over thirty years in the business software industry enables him to provide significant and valuable insight to our board of directors and because of his long-standing knowledge of our business and his extensive involvement with the small business community in Massachusetts and on a national level. As lead independent director, Mr. Campbell takes a very active role in the governance of our company and the operation of the board of directors, both of which are important to our board members.

Daniel T. H. Nye

Mr. Nye, age 48, has served as one of our directors since March 2009. From March 2010 to March 2014, Mr. Nye served as the President and Chief Executive Officer of Rocket Lawyer Incorporated, a provider of online legal solutions. He continues to serve on the board of directors of Rocket Lawyer, which he joined in December 2009. From February 2007 until January 2009, he served as Chief Executive Officer of LinkedIn Corporation, an online professional networking company. From April 2002 to January 2007, he served as Executive Vice President and General Manager, Investment Management, of Advent Software, Inc., a provider of software solutions to investment management organizations. Previously, Mr. Nye served as an executive with Intuit, Inc., a provider of small business software solutions. Mr. Nye serves on the board of directors of three private companies. Mr. Nye holds a B.A. from Hamilton College and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Nye should serve as a director because Mr. Nye’s experience as a chief executive officer, his extensive knowledge of the business software industry, particularly his experience addressing the needs of small businesses, and his familiarity with the technology community in Northern California are extremely valuable to our company.

Directors Whose Terms Expire in 2016 (Class III Directors)

Robert P. Badavas

Mr. Badavas, age 62, has served as one of our directors since May 2007. Since December 2011, Mr. Badavas has served as President and Chief Executive Officer of PlumChoice, Inc., a provider of technology software and services solutions. He has also served as a director of PlumChoice, Inc. since November 2010. Previously, Mr. Badavas served as President of Petros Ventures, Inc., a venture management and advisory services firm. Mr. Badavas served as President and Chief Executive Officer of TAC Worldwide, a technical workforce management company, from October 2005 until his retirement in October 2009, and was Executive Vice President and Chief Financial Officer of TAC Worldwide from November 2003 to September 2005. From September 2001 to September 2003, Mr. Badavas served as Senior Partner and Chief Operating Officer of Atlas Venture, a multi-national venture capital firm. Mr. Badavas was Senior Corporate Adviser to the Office of the Chairman of Aether Systems, Inc., a provider of wireless data products and services, from September 2000 to June 2001. Prior to that, he was Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995 until Aether Systems, Inc. acquired the company in September 2000. From 1986 to October 1995, Mr. Badavas was Senior Vice President and Chief Financial Officer, among other capacities, of Chipcom Corporation, a provider of computer networking intelligent switching systems. Mr. Badavas is a member of the board of directors and chairman of the audit committee of Hercules Technology Growth Capital, Inc., a publicly traded specialty finance company. Mr. Badavas was previously a member of the board of directors and the chairman of the audit committee of Airvana, Inc., a provider of network infrastructure products that was publicly traded until April 2010, and RSA Security, Inc., a publicly traded provider of business security solutions, from 2000 until its acquisition by EMC Corporation in 2006. Mr. Badavas holds a B.S. from Bentley University, where he currently serves on the university’s board of trustees.

The board of directors has concluded that Mr. Badavas should serve as a director because his extensive business and financial experience, including his current and previous experience as a chief executive officer and chief financial officer, his experience in the business solutions and software industries and his experience as a director and audit committee member of other public companies, provide him with insight that is very valuable to our company’s board of directors and audit committee.

Gail F. Goodman

Ms. Goodman, age 54, has served as our President and Chief Executive Officer since April 1999, as a member of our board of directors since May 1999 and as Chairman of our board of directors since November 1999. Prior to joining us, Ms. Goodman served as Vice President, Commerce Products Group, of Open Market, Inc., a provider of Internet commerce application software, from 1996 until 1998, as Vice President, Marketing, of Progress Software Corporation, a developer and provider of application development tools and database software, from 1994 until 1996, as Director of Product Management of Dun & Bradstreet Software, a provider of enterprise resource planning software, from 1991 until 1994, and as Manager of Bain & Company, a business consulting firm, from 1987 until 1991. She holds a B.A. from the University of Pennsylvania and an M.B.A. from The Tuck School of Business at Dartmouth College.

The board of directors has concluded that Ms. Goodman should serve as a director because her experience as our Chief Executive Officer for over a decade gives Ms. Goodman significant insight into our business, organization and strategic goals and objectives and because of her strong understanding of the needs of our small business customers.

William S. Kaiser

Mr. Kaiser, age 59, has served as one of our directors since May 2006. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since 1986 and has been one of the general partners of the Greylock Limited Partnerships since 1988. Mr. Kaiser is a member of the board of directors of Red Hat, Inc., a publicly traded open source solutions provider, and several private companies. Mr. Kaiser holds a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Kaiser should serve as a director because Mr. Kaiser’s service throughout his career on the board of directors of over 20 private and public companies, as well as on the audit committee of over 15 private and public companies, provides him with significant strategic, business and financial experience, including insights on emerging companies and technologies, which is significant to our board of directors, audit committee and company.

Directors Whose Terms Expire in 2017 (Class I Directors)

Thomas Anderson

Mr. Anderson, age 52, has served as one of our directors since January 2007. Since November 2014, Mr. Anderson has served as the Chief Executive Officer and a member of the board of directors of Exeter Finance Corp., a specialty auto finance company. From April 2014 to October 2014, Mr. Anderson served as the managing director of MassBay Capital LLC, a company that invests in small to mid-size companies. From April 2011 to April 2014, Mr. Anderson served as the Chief Executive Officer and a member of the board of directors of Education Dynamics, LLC, a provider of marketing support services to post-secondary educational institutions. From August 2009 until September 2010, Mr. Anderson served as the President and Chief Executive Officer of Integrity Interactive Corporation, a provider of compliance and risk management solutions, which was acquired by SAI Global Limited. From January 2007 until December 2007, Mr. Anderson was the Senior Vice President, Direct to Consumer Channel, of SLM Corporation, a provider of student loans. From January 2005 until January 2007, Mr. Anderson was the President, Chief Executive Officer and a member of the board of directors of Upromise, Inc., a provider of financial resources for college-bound individuals, which was acquired by SLM Corporation. From January 2003 until January 2005, he served as Chief Executive Officer of AmeriFee, LLC, a medical finance company owned by Capital One Financial Corporation. From 2001 until 2003, he served as a Senior Vice President of Capital One Financial Corporation, a financial services company. Since September 2014, Mr. Anderson has served on the board of Higher One, Inc., a provider of financial products to students. From December 2012 to November 2014, Mr. Anderson served on the board of directors of BlueTarp Financial, Inc., a financial services company. Mr. Anderson holds a B.A. from Dartmouth College and an M.S. from the Massachusetts Institute of Technology Sloan School of Management.

The board of directors has concluded that Mr. Anderson should serve as a director because Mr. Anderson’s experience as an executive officer of several companies and a partner at a large consulting firm, where he worked with companies that provide direct-to-market consumer marketing, provide him with insight into the challenges and opportunities that we face.

On December 3, 2014, Mr. Anderson informed us that he is resigning from the board of directors, effective June 30, 2015. Mr. Anderson further informed us that his decision to resign from the board of directors was related to the requirements of his new employment and did not result from a disagreement with us on any matter relating to our operations, policies or practices.

Jay Herratti

Mr. Herratti, age 48, has served as one of our directors since July 2012. Since May 2014, he has served as the Executive Director of TEDx at TED Conferences LLC, a not-for-profit organization devoted to “ideas worth spreading.” From September 2004 to May 2012, Mr. Herratti held numerous leadership positions at IAC/InterActiveCorp, a publicly traded internet company, or IAC, including, from April 2007 to May 2012 as Chief Executive Officer of CityGrid Media, an online media company that connects online consumers with local businesses through its owned and operated web and mobile sites and through its ad network; from June 2008 to June 2010 as Chief Executive Officer of Citysearch and concurrently from January 2009 to December 2009 as

Chief Executive Officer of Evite; from April 2007 to June 2008 as President of Citysearch; from December 2005 to April 2007 as Senior Vice President, Strategic Planning, for IAC corporate and concurrently from January 2007 to June 2007 as Interim Chief Executive Officer of IAC Advertising Solutions; and from September 2004 to December 2005 as Senior Vice President, Strategy & Business Development, for IAC Electronic Retailing & HSN. Before joining IAC, Mr. Herratti held the position of Senior Vice President of e-Business Strategy and Development at Federated Department Stores. Previously, he held senior positions with The Boston Consulting Group, Inc. and GE Capital, a division of the General Electric Corporation. Since April 2013, Mr. Herratti has served on the board of directors of Nutrisystem, Inc., a publicly traded provider of weight management products and services. From November 2009 to May 2012, Mr. Herratti served on the board of directors of Orange Soda, a private online marketing company for local businesses. Mr. Herratti holds a B.S. from the University of Maryland at College Park and an M.B.A. from INSEAD.

The board of directors has concluded that Mr. Herratti should serve as a director because Mr. Herratti’s extensive experience in ecommerce and online media and advertising, including his focus on local advertising, his service as an operating executive and his strategic insights are extremely valuable to our board of directors and our company as a whole.

Director Independence

Under applicable NASDAQ Stock Market Marketplace Rules, a director of Constant Contact will qualify as an “independent director” only if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Anderson, Badavas, Campbell, Herratti, Kaiser and Nye has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules.

Board Leadership Structure

Ms. Goodman has served as the chairman of our board of directors and chief executive officer since 1999. This board leadership structure is utilized by many public companies in the United States, and we believe that this leadership structure has been effective for us. Our board of directors, upon the recommendation of our nominating and corporate governance committee, has determined that having the same individual hold both positions is in the best interests of our company and our stockholders and consistent with good corporate governance for the following reasons:

•

our chief executive officer is more familiar with our business and strategy than an independent, non-employee chairman would be and is thus better positioned to focus our board of directors’ agenda on the key business and strategic issues facing our company;

•

having one person serve as both chief executive officer and chairman of our board of directors demonstrates to our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations, which we believe eliminates the potential for duplication of efforts and inconsistent actions;

•	oversight of our company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without an independent chairman; and

•

our board of directors believes that it has lessened any of the potential concerns associated with Ms. Goodman’s dual role by appointing a lead independent director, Mr. Campbell, who takes a very active role in board governance matters. For more information regarding our lead independent director, see “— Lead Independent Director” below.

We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures. However, we believe our current leadership structure remains the optimal board leadership structure for us at this time. The board of directors has requested that the nominating and corporate governance committee review this determination on an annual basis.

Lead Independent Director

Mr. Campbell is our lead independent director. Mr. Campbell is an independent director within the meaning of the NASDAQ Stock Market Marketplace Rules.

Mr. Campbell’s duties as lead independent director include the following:

•	chairing meetings of the independent directors in executive session, which generally occur at each regularly scheduled quarterly meeting of the board of directors;

•	acting as a liaison between other members of our board of directors and our chairman and chief executive officer;

•	facilitating discussions among independent directors on key issues outside of board meetings;

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

•	assisting our chairman and chief executive officer in preparing the agenda for each board meeting and in determining the need for special meetings of our board of directors;

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board of directors; and

•	consulting with our chairman and chief executive officer and senior vice president and general counsel on matters relating to corporate governance and board performance.

Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management function. While the audit committee has primary responsibility for overseeing risk management, our entire board of directors is actively involved in overseeing our risk management. For example, our board of directors engages in periodic discussions with such company officers as our board of directors deems necessary, including the chief executive officer, chief financial officer, general counsel, senior vice president, product, and director, information security. In addition, our compensation committee reviews compensation policies and practices as they relate to risk management practices and risk-taking incentives. We believe that the leadership structure of our board of directors also supports effective risk management oversight.

Committees of our Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that is approved annually by our board of directors. Current copies of each committee’s charter are available in the “Investor Relations” section of our website at www.constantcontact.com. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market Marketplace Rules and SEC rules and regulations.

Our board of directors has determined that each of the members of each of the three standing committees of the board of directors is independent as defined under the NASDAQ Stock Market Marketplace Rules applicable to each committee. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. All members of our audit committee are independent as determined in compliance with the independence requirements contemplated by Rule 10A-3 under the Exchange Act. All members of our compensation committee satisfy the independence requirements specific to members of the compensation committee under the NASDAQ Stock Market Marketplace Rules.

Audit Committee

The current members of our audit committee are Messrs. Anderson, Badavas and Kaiser. Mr. Badavas is the chairman of the audit committee.

Our board of directors has determined that each of the members of our audit committee satisfies the requirements for financial literacy under the current requirements of the NASDAQ Stock Market Marketplace Rules. Our board of directors has also determined that Mr. Badavas is an “audit committee financial expert,” as defined by SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Stock Market Marketplace Rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process, our internal controls over financial reporting and the audits of our financial statements and internal controls over financial reporting.

Our audit committee’s responsibilities include:

•	appointing, retaining, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	overseeing our risk management function;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

Our audit committee met five times and acted by written consent once during 2014.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “AUDIT-RELATED MATTERS” below.

Compensation Committee

The current members of our compensation committee are Messrs. Nye, Herratti and Campbell. Mr. Nye is the chairman of the compensation committee.

Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, our chief executive officer’s compensation;

•	evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity incentive plans;

•	granting equity awards pursuant to authority delegated by our board of directors;

•	reviewing, and making recommendations to our board of directors with respect to, director compensation;

•	assessing overall compensation policies and practices as they relate to risk management and risk-taking incentives; and

•	preparing the compensation committee report required by SEC rules, which is included below under “EXECUTIVE COMPENSATION — Compensation Committee Report.”

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive compensation and has retained Frederic W. Cook & Co., Inc. to serve as its independent compensation consultant. For further information, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Our compensation committee met nine times and acted by written consent three times during 2014.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Messrs. Anderson, Campbell and Kaiser. Mr. Campbell is the chairman of the nominating and corporate governance committee.

Our nominating and corporate governance committee’s responsibilities include:

•

recommending to our board of directors the persons to be nominated for election as directors, the persons to fill vacancies on our board of directors and the persons to be appointed to each of the committees of our board of directors;

•	overseeing a periodic review by our board of directors with respect to management succession planning, particularly with respect to the president and chief executive officer;

•	developing and recommending to our board of directors corporate governance principles and guidelines;

•	coordinating educational initiatives for our board of directors; and

•	overseeing annual evaluations of our board of directors and committees.

Our nominating and corporate governance committee met five times during 2014.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process.”

Board Meetings

Our board met 11 times and acted by written consent once during 2014.

Board and Committee Meeting Attendance

During 2014, each incumbent director attended at least 75% of the total number of board meetings and the total number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meetings

Our corporate governance guidelines provide that directors are responsible for attending the 2015 Annual Meeting of Stockholders. All of our directors attended our 2014 Annual Meeting of Stockholders.

Director Compensation

Members of our board of directors who are our employees do not receive compensation for their service as directors. The chart below sets forth the cash compensation our non-employee directors receive for service on the board of directors and the committees on which they serve.

Director — Cash Compensation
Annual Retainer — All non-employee directors	$35,000
Audit Committee Chairperson	$15,000
Audit Committee Member (non-chairperson)	$7,500
Compensation Committee Chairperson	$15,000
Compensation Committee Member (non-chairperson)	$7,500
Nominating and Corporate Governance Committee Chairperson	$5,000
Nominating and Corporate Governance Committee Member (non-chairperson)	$2,500
Lead Independent Director — Annual Retainer	$15,000

We pay our non-employee directors quarterly. We also reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings. The compensation committee, with the assistance of the independent compensation consultant, reviews director compensation periodically and recommends changes to the board of directors as necessary.

Prior to the 2014 Annual Meeting of Stockholders, our amended and restated 2011 stock incentive plan, which amendment and restatement was approved by our stockholders at that meeting, provided that (i) each non-employee director received an automatic option grant to purchase 25,000 shares of our common stock upon his or her initial election to our board of directors and (ii) each non-employee director received an automatic annual option grant to purchase 10,000 shares of our common stock at each annual meeting, after which he or she continued to serve as a director, provided such non-employee director had served on our board of directors for at least six months prior to the annual meeting. These options have a seven-year term and vest over a three-year period, with 33.33% of the shares underlying the option vesting on the first anniversary of the date of grant, or in the case of annual option grants, one business day prior to the next annual meeting, if earlier, and an additional 8.33% of the shares underlying the option vesting every three months thereafter, subject to the non-employee director’s continued service as a director. The exercise price of these options equals the fair market value of our common stock on the date of grant. Upon a change of control of our company, these options will vest in full. Under the amended and restated 2011 stock incentive plan, beginning with the 2014 Annual Meeting of

Stockholders, each non-employee director will receive an automatic annual grant of restricted stock units with a value of $120,000 at each annual meeting after which he or she continued to serve as a director, provided each such non-employee director had served on our board of directors for at least six months prior to the annual meeting. These restricted stock units will vest in full on the first anniversary of the date of grant provided that the individual was serving on our board of directors on such date or in the event of a change of control of our company, and contain such other terms and conditions as determined by our board of directors. Our board of directors has the discretion to grant options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to each non-employee director upon his or her election to our board of directors or at other times, on such terms and conditions as determined by our board of directors. All discretionary awards under our amended and restated 2011 stock incentive plan to non-employee directors must be approved by a committee, all of the members of which are “independent directors” as defined under applicable NASDAQ Stock Market Marketplace Rules. The total value of grants to each non-employee director in each calendar year cannot exceed an annual value of $500,000.

The following table sets forth information regarding compensation earned by each non-employee director during the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
Thomas Anderson	$45,000	$119,978	$164,978
Robert P. Badavas	$50,000	$119,978	$169,978
John Campbell	$62,500	$119,978	$182,478
Jay Herratti	$40,000	$119,978	$159,978
William S. Kaiser	$45,000	$119,978	$164,978
Daniel T. H. Nye	$46,250	$119,978	$166,228
Sharon T. Rowlands(1)	$25,000	—	$25,000

(1)	Ms. Rowlands was not nominated for reelection as a class I director at the 2014 Annual Meeting of Stockholders. As a result, her term as a director ended on May 20, 2014.

(2)	These fees were earned by each director in 2014 and paid during 2014 and in January 2015.

(3)	The amounts shown in this column represent the grant date fair value of restricted stock unit awards granted to our directors in 2014, calculated in accordance with applicable accounting guidance for equity awards. For a discussion of our valuation assumptions, see Note 6, Stockholders’ Equity and Stock-Based Awards, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. These amounts do not represent the actual amounts paid to or realized by a director during 2014.

(4)	Pursuant to the non-employee director automatic equity grant provisions of our amended and restated 2011 stock incentive plan in effect in 2014, each then serving non-employee director was granted on May 20, 2014, the date of our 2014 Annual Meeting of Stockholders, a restricted stock unit award for 4,288 shares of common stock. The following table shows the aggregate number of vested and unvested stock options and restricted stock units held as of December 31, 2014 by each person who served as a non-employee director during the year ended December 31, 2014:

Name	Options (#)	Restriced Stock Units (#)
Thomas Anderson	60,000	4,288
Robert P. Badavas	89,000	4,288
John Campbell	7,000	4,288
Jay Herratti	35,000	4,288
William S. Kaiser	60,000	4,288
Daniel T. H. Nye	65,000	4,288

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our nominating and corporate governance committee, our board of directors and members of our senior management. Our nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates and did so with respect to the candidacy of Mr. Herratti, who was elected to the board of directors in July 2012.

In considering whether to recommend any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics: a reputation for integrity, honesty and adherence to high ethical standards, business acumen, sound judgment, knowledge of our business and industry, experience in one or more areas relevant to our business and strategy and a commitment to devote the time required to serve us and our board of directors effectively. We also value experience on other public company boards of directors and board committees. In addition, our nominating and corporate governance committee believes that at least one member of our board of directors, but not necessarily each member, should have one or more of the following skill sets or specific experience, such that each of these is represented on our board of directors as a whole: experience in our industry or in industries that are similar to the industry in which we operate; executive operating experience; experience as a senior officer of a public company; and qualification as an audit committee financial expert, as defined by applicable SEC rules.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board of directors, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, our nominating and corporate governance committee also takes into consideration the diversity (with respect to gender, race and national origin) of our directors. Our nominating and corporate governance committee generally does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

The director biographies on pages 8 through 11 of this proxy statement indicate each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude he or she should continue to serve as a director of our company. Our nominating and corporate governance committee and our board of directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group, together with our directors whose terms will continue after the 2015 Annual Meeting of Stockholders, possess the skill sets and specific experience desired of our board of directors as a whole.

The nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. Our board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of our nominating and corporate governance committee or our board of directors. Stockholders that wish to recommend a director candidate for consideration by the nominating and corporate governance committee must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — May I recommend a candidate for Constant Contact’s board of directors?”

You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines available in the “Investor Relations” section of our website at www.constantcontact.com.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to: Board of Directors, c/o Corporate Secretary, Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451.

Our Commitment to Corporate Governance

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors is committed to high governance standards and continually works to improve them. Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	our board of directors’ principal responsibility is to oversee our management;

•	a majority of the members of our board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our board of directors and all committees thereof will conduct a self-evaluation to determine whether they are functioning effectively.

Corporate Governance Materials

We have adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available in the “Investor Relations” section of our website at www.constantcontact.com. Any amendments to the code, or any waivers of its requirements that are required to be disclosed by SEC rules or NASDAQ Stock Market Marketplace Rules, will be disclosed on our website.

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available in the “Investor Relations” section of our website, www.constantcontact.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Attention: Investor Relations Department

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during the year ended December 31, 2014, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. For the fiscal year ended December 31, 2014, the members of the compensation committee were Messrs. Nye, Campbell and Herratti. Ms. Rowlands served as chairman of the compensation committee until May 20, 2014, when her term as a director ended. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Stock Ownership Guidelines

Our nominating and corporate governance committee has adopted stock ownership guidelines applicable to our executive officers and non-employee directors. The stock ownership guidelines provide that our executive officers should own company stock with a value at least equal to three times annual base salary for the president and chief executive officer and one time annual base salary for all other executive officers. For purposes of calculating the number of shares held by an executive officer, shares that are owned directly by the person, shares owned jointly by the person and their spouse, shares held in a trust established by the person for the benefit of the person and/or family members and 60% of the value of any unvested restricted stock units that vest based on the passage of time are counted in determining compliance with the ownership guidelines. Unvested and unearned restricted stock units that have performance goals and unexercised stock options do not count in determining compliance with the ownership guidelines. The board of directors and the compensation committee may consider an executive officer’s compliance with the ownership guidelines in connection with compensation decisions, promotion opportunities, and other similar matters, to the extent they determine appropriate in their discretion. In addition, in reviewing compliance with the ownership guidelines, the nominating and corporate governance committee and the compensation committee may consider the length of time that an individual has served as an executive officer. In general, it is expected that executive officers will be in compliance with the ownership guidelines within two years of adoption of the guidelines (March 2013) or within three years of commencement of employment. Each non-employee director must hold a minimum of 5,000 shares of our common stock. For purposes of calculating the number of shares held by a non-employee director, shares that are owned directly and shares over which the person has investment or voting power and shares that may be acquired under vested, in-the-money options are counted. New directors have two years from the date of their election as a director to meet the minimum ownership guidelines. Compliance with our stock ownership guidelines for non-employee directors will be reviewed annually and at the time each director requests clearance to sell shares of our common stock under our insider trading policy. Depending on the circumstances, if an individual is not in compliance with our stock ownership guidelines, permission to sell shares of our common stock may be denied.

All of our executive officers (see “EXECUTIVE OFFICERS” below) are in compliance with the ownership guidelines for executive officers. Gail F. Goodman, our president, chief executive officer and chairman of the board of directors, has a base salary of $525,000. She owned 563,768 shares of our common stock valued at more than $21.5 million as of March 31, 2015, far above the minimum ownership requirement. All non-employee directors are in compliance with the ownership guidelines applicable to non-employee directors.

Policies and Procedures for Transactions with Related Persons

We have adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee following the date that the related person transaction comes to the attention of our general counsel. Our general counsel, however, may present a related person transaction arising in the time period between meetings of the audit committee to the chairman of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by our audit committee in accordance with the standards set forth in this policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction; and

•	the potential benefits to us of the transaction.

Our audit committee will review all relevant information available to it about the related person transaction. Our audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. Our audit committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Transactions with Related Persons

Since January 1, 2014, we have not engaged in any transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders.

Indemnification

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, we have entered into indemnification agreements with each of our directors and officers and certain key employees that include indemnification provisions that are generally broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. For more information regarding these agreements, see “EXECUTIVE COMPENSATION — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements” below.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2014. The audit committee has also reviewed and discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Auditing Standard No. 16, Communication with Audit Committees, or AS No. 16. AS No. 16 requires our independent registered public accounting firm to discuss with the audit committee the following to the extent applicable or relevant, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with PricewaterhouseCoopers LLP the matters disclosed in the letter and its independence with respect to us, including a review of audit and non-audit fees and services, and concluded that PricewaterhouseCoopers LLP is independent.

Based on its discussions with management and PricewaterhouseCoopers LLP, and its review of the representations and information referred to above provided by management and PricewaterhouseCoopers LLP, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

By the Audit Committee of the Board of Directors of Constant Contact, Inc.

Robert P. Badavas, Chairman

Thomas Anderson

William S. Kaiser

Auditor Fees and Services

The following table presents the aggregate fees billed (or expected to be billed) by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the years ended December 31, 2014 and December 31, 2013.

Fee Category	2014	2013
Audit Fees(1)	$714,500	$736,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	$65,000	$59,000
All Other Fees(4)	$1,800	$1,800

Total Fees	$781,300	$796,800

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements, the review of financial information included in our filings with the SEC, the audit of certain financial statements of companies we acquired to the extent such audits were required by SEC rules and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees, of which there were none in 2014 and 2013, relate to fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees in 2014 and 2013 related to the preparation of our federal and state tax returns.

(4)	All other fees for 2014 and 2013 consisted of fees related to a subscription for an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise PricewaterhouseCoopers LLP’s independence. The audit committee’s charter, which is available in the “Investor Relations” section of our website, www.constantcontact.com, requires that all proposals to engage PricewaterhouseCoopers LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before PricewaterhouseCoopers LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount, and the audit committee is informed of each service once it has been provided.

EXECUTIVE OFFICERS

Below is information about each of our current executive officers, other than Ms. Goodman, our Chairman, President and Chief Executive Officer, whose information is included above in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors.” This information includes each officer’s age as of April 1, 2015, his or her position with us, the length of time he or she has held each position and his or her business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or the board of directors terminates their position.

Ellen M. Brezniak.    Ms. Brezniak, age 56, has served as Senior Vice President, Customer Operations, since March 2012 and before that as Senior Vice President, Product Strategy, beginning in December 2008. Ms. Brezniak joined us in September 2006 as Vice President, Product Strategy. From September 2004 until September 2006, she served as Senior Vice President of Marketing and Product Management of GetConnected, Inc., a provider of transaction processing platforms for enabling the sale of digital services. From January 2001 until August 2004, Ms. Brezniak served as Vice President of Marketing of OutStart, Inc., an e-learning software company. Prior to 2001, Ms. Brezniak also held leadership positions at Be Free, Inc., Open Market Inc. and Progress Software, Inc. Ms. Brezniak holds a B.S. from Rensselaer Polytechnic Institute.

Harpreet S. Grewal.    Mr. Grewal, age 48, has served as Executive Vice President, Chief Financial Officer and Treasurer since July 2010. Prior to joining us, Mr. Grewal served as Chief Financial Officer of TheLadders.com, Inc., an online job search platform and recruiting company, from September 2009 to June 2010. From October 2006 to October 2008, Mr. Grewal served as Executive Vice President and Chief Financial Officer of VistaPrint Limited, a publicly traded provider of marketing services to small businesses. From August 2002 to September 2006, Mr. Grewal served as Senior Vice President and Chief Financial Officer of GoldenSource Corporation, a global provider of enterprise data management software for financial institutions. From July 1999 to August 2002, Mr. Grewal served as Chief Financial Officer of eGain Communications Corporation, a publicly traded provider of CRM software solutions. From 1996 to 1999, Mr. Grewal served in numerous finance and strategy positions during his tenure at PepsiCo, Inc. and Pepsi-Cola North America Beverages. Mr. Grewal holds a B.A. from the University of California at Berkeley and an M.A. from The Johns Hopkins University School of Advanced International Studies.

Joel A. Hughes.    Mr. Hughes, age 51, has served as Senior Vice President, Emerging Businesses, since January 2014, as Senior Vice President, Strategy and Emerging Businesses, from June 2013 until January 2014 and before that as Senior Vice President, Strategy and Corporate Development, since December 2011. Prior to joining us, Mr. Hughes served as President and Chief Executive Officer of Umber Systems, Inc., a leader in mobile data analytics, from May 2010 to July 2011. From December 2007 to November 2009, Mr. Hughes served as Chief Executive Officer of LiveWire Mobile, Inc., a leading provider of managed personalization services for mobile operators. Mr. Hughes was the founder and Chief Executive Officer of several startup organizations, including Openera Inc. (acquired by NMS Communications Corporation), SnowShore Networks, Inc. (acquired by Brooktrout, Inc.), ViaDSP (acquired by NMS Communications Corporation) and DSP Software Engineering (acquired by Tellabs Operations, Inc.). Mr. Hughes holds a B.S. in Electrical Engineering from the University of Rochester.

Christopher M. Litster.    Mr. Litster, age 46, has served as Senior Vice President, Sales and Marketing, since March 2013, and as Vice President and General Manager, EventSpot, from September 2010 until March 2013. Prior to that, he served as Vice President and General Manager, Web Strategy and Business, from August 2009 to September 2010 and as Senior Director of Conversion Marketing from February 2006 to August 2009. Prior to joining us, from 1999 until 2006, Mr. Litster held a series of marketing and management positions at IBM Corporation and Rational Software Corporation. Mr. Litster holds a B.A. in French from the University of Massachusetts, Amherst and an M.B.A. from Northeastern University.

Robert P. Nault.    Mr. Nault, age 51, has served as Senior Vice President, General Counsel and Secretary since May 2014 and as Vice President, General Counsel and Secretary since March 2007. From March 2010 to July 2010, Mr. Nault also served as interim Chief Financial Officer. Prior to joining us, Mr. Nault served as Senior Vice President, General Counsel and Secretary of RSA Security Inc., a provider of e-security technology solutions, from November 2005 until November 2006 following its acquisition by EMC Corporation in September 2006. Prior to that, Mr. Nault was Vice President and General Counsel of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments, from October 2004 to July 2005; Legal Consultant and Vice President and General Counsel of ON Technology Corporation, an enterprise software company, from March 2001 to May 2004; and Senior Vice President and General Counsel of The Pioneer Group, Inc., a financial services and alternative investments company, from 1995 to 2000. Before joining Pioneer, Mr. Nault was a member of the corporate department of Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP). Mr. Nault holds a B.A. from the University of Rhode Island and a J.D. from Boston University School of Law.

Robert D. Nicoson.    Mr. Nicoson, age 64, has served as Senior Vice President and Chief Human Resources Officer since May 2014 and as Vice President and Chief Human Resources Officer since June 2008. Prior to joining us, Mr. Nicoson was a consultant and Vice President at Gather, Inc., a social network provider, from January 2007 to June 2008. Mr. Nicoson was Vice President of Human Resources and Operations of Certalogic, Inc., an enterprise software company, from 2005 to 2007. From 1999 until 2003, Mr. Nicoson was Managing Director and Chief Resources Officer for Scala Business Solutions N.V., a Netherlands-based resource planning software company. Prior to 1999, Mr. Nicoson held senior management positions with The Pioneer Group, Inc., Lotus Development Corp. and Atex, Inc. Mr. Nicoson holds a B.A. from Indiana State University.

Kenneth J. Surdan.    Mr. Surdan, age 51, has served as Senior Vice President, Product, since June 2012. Prior to joining us, Mr. Surdan served as Vice President of Operations at Turbine Inc. from October 2008 until June 2012, where he was responsible for technical operations and infrastructure, customer service, planning and program management and internal operations. Before Turbine Inc., he was Senior Vice President of Technology at TripAdvisor, Inc. from September 2007 to January 2008, and Chief Operating Officer and Chief Technology Officer at SmartBargains.com from 2004 to 2007. He has also held leadership positions at National Leisure Group, Send.com, The Stride Rite Corporation, The Timberland Company and Digital Equipment Corporation. Mr. Surdan holds a B.S. from Boston University and an M.B.A. from Babson College.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014.

By the Compensation Committee of the Board of Directors of Constant Contact, Inc.

Daniel T. H. Nye, Chairman

John Campbell

Jay Herratti

Compensation Discussion and Analysis

Executive Summary

Constant Contact is a leading provider of online marketing tools that are designed for small organizations, including small businesses, associations and non-profits. We seek to help our customers succeed by creating and growing their customer and member relationships through our easy-to-use products combined with education, support, KnowHow® and coaching. Our suite of online marketing tools, which includes Email Marketing, EventSpot®, Social Campaigns™, SaveLocal™, SinglePlatform and Survey, enable our customers to launch and monitor marketing campaigns across multiple channels, including email, social media, events, local deals, online listings and surveys. In April 2014, we formally launched Constant Contact ToolkitTM, our integrated online marketing platform. Managing the complexities of our business is crucial to our continuing success, and our leadership must be capable of supporting such objectives.

Business Performance.    In 2014, our company:

•	grew revenue 16.2% to $331.7 million from $285.4 million in 2013;

•	grew adjusted EBITDA 31.7% to $60.6 million from $46.0 million in 2013*;

•	grew net income 98.6% to $14.3 million from $7.2 million in 2013;

•	generated approximately $33.1 million of free cash flow*;

•	added approximately 205,000 gross unique paying customers and finished the year with approximately 635,000 unique paying customers**;

•	announced the inaugural class of the Small Business Innovation Program, an accelerator program designed to support entrepreneurs working to scale solutions for small businesses and non-profits;

*	Adjusted EBITDA and free cash flow are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States, or non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to our financial measures calculated in accordance with GAAP, please see Annex A. Our management does not consider non-GAAP financial measures in isolation or as an alternative to financial measures determined in accordance with GAAP. We urge investors not to rely on any single financial measure to evaluate our business.

**	Unique customers are rounded to the nearest 5,000. We define unique customers as customers of all of our products and services, inclusive of both subscription and transaction-based products. Transactional customers are included in the customer count for the period if they transacted within the prior 12-month period. A customer of multiple products and services is counted as one unique customer.

•	was recognized as a thought leader on Canada’s new anti-spam legislation, which became effective in 2014;

•	sent out more than 68 billion emails on behalf of our customers;

•	introduced Constant Contact Toolkit, an all-in-one marketing platform; and

•

implemented a successful stock repurchase program pursuant to which we repurchased 553,666 shares of our common stock at an average price of $29.55 per share for a total cost of $16.4 million, through December 31, 2014.

Executive Compensation Corporate Governance Framework.    The compensation committee continuously reviews the company’s compensation programs to ensure that they support our compensation philosophy and objectives, and serve the interests of our stockholders.

Our compensation “best practices” include:

•

Emphasis on Long-Term Incentive Awards Linked to Performance or At-Risk.    The compensation committee seeks to provide an appropriate mix of pay elements, including finding a balance among short- versus long-term compensation and cash versus equity. A significant portion of our executives’ long-term incentive awards is linked to our strategic and financial performance, through the grant of time- and performance-based restricted stock units, or RSUs. We refer to RSUs that vest over time as Time-Based RSUs. We refer to RSUs that have performance goals as Performance-Based RSUs. Performance-Based RSUs only provide value to an award recipient if certain performance goals are met. To align the interests of our executive officers with our stockholders, our compensation committee continued to emphasize performance-based compensation through the 2014 equity grants. As a result, the awards granted in 2014 to all of our executive officers were comprised (based on total estimated grant value) of 60% Performance-Based RSUs (where 35% of the total grant value was based on a compounded annual revenue growth rate metric and 25% of the total grant value was based on a total stockholder return metric) and the rest were comprised of Time-Based RSUs. We refer to Performance-Based RSUs that are based on a compounded annual revenue growth rate as Revenue (CAGR) RSUs and Performance-Based RSUs that are based on total stockholder return as TSR RSUs.

•

Double Trigger Arrangements and No Tax Gross-Ups.    Pursuant to the terms of all equity awards granted to executive officers since December 2012, the awards will generally accelerate only in the event of a qualifying termination of employment within 12 months following a change in control (a “double trigger”) and we do not provide for tax gross-ups in connection with such acceleration.

•

“Clawback” Policy.    We maintain a clawback policy, such that in the event our company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, we may recover incentive compensation, including both cash and certain performance-based equity awards, paid to a current or former executive officer who received such compensation based on the erroneous financial information.

•

Stock Ownership Requirements.    We maintain stock ownership guidelines that provide that executive officers should own company stock with a value at least equal to three times annual base salary for the president and chief executive officer and one time annual base salary for all other executive officers. The board of directors and the compensation committee may consider an executive officer’s compliance with the ownership guidelines in connection with employment-related decisions (such as compensation decisions and promotion opportunities) to the extent they determine appropriate in their discretion. As of December 31, 2014, all executive officers were in compliance with the stock ownership guidelines.

•

Prohibition on Hedging and Pledging Company Securities.    Our insider trading policy prohibits (i) all employees, including our executive officers, (ii) our directors and (iii) our employees’ and directors’ immediate family members from “hedging” ownership of company securities by engaging in short sales or trading in any puts, calls and other derivatives involving company securities. In addition, all executive officers and directors are prohibited from purchasing company securities on margin, borrowing against company securities held in a margin account and pledging company securities as collateral for a loan.

•

Balanced Compensation Program.    The compensation committee believes that the design of the executive compensation program balances fixed and variable compensation elements, provides alignment with our short- and long-term strategic and financial objectives, and encourages stockholder value creation.

•	Other Considerations. Other elements of our overall compensation program that our compensation committee believes reinforce our retention strategies and demonstrate best practices include:

•	our stock plan does not permit repricing of stock options without stockholder approval;

•	we do not pay dividends or dividend equivalent rights on unvested performance-based awards;

•	all of our executives are employed on an at-will basis;

•	we do not offer multi-year guaranteed bonuses;

•	we do not offer a defined benefit pension or supplementary executive retirement plan;

•	we do not have arrangements providing for tax gross-ups; and

•	the compensation committee has retained its own independent compensation consultant.

Pay-For-Performance and Realizable Pay.    Consistent with prior years, the compensation committee designed the 2014 executive compensation program so that elements of variable pay (annual incentive awards and RSUs) constitute a significant portion of the target compensation awarded to our executives. The following charts demonstrate that these variable pay elements comprised at least 89% of the targeted annual compensation for the president and chief executive officer and, on average, 80% of the targeted annual compensation for the other named executive officers (as identified below). For purposes of these charts, the percentage of targeted annual compensation was determined based on the annual base salary and target incentive opportunities applicable to the named executive officer at December 31, 2014.

The compensation committee reviewed total realizable compensation, as applicable, over the past three years for our president and chief executive officer and compared these realizable values to the total compensation values as disclosed below in “EXECUTIVE COMPENSATION — Summary Compensation Table” for the same years. Realizable compensation for each year includes base salary, bonus or non-equity incentive plan compensation, as applicable, as well as other non-equity compensation, all determined on the same basis as reported in the Summary Compensation Table. However, when considering the values of long-term equity incentive awards (such as RSUs and stock options), the Summary Compensation Table reflects the grant date fair value of the awards without consideration of the ultimate value (if any) realized by the executive from these awards. In considering realizable compensation with respect to long-term incentive awards, the value for each award is presented in the year that it was granted but with the value determined using (1) the value of the award at the time of the vesting (as to RSUs) or exercise (in the case of stock options), (2) the company’s closing stock price on the last trading day of 2014 for RSUs that were outstanding and not vested at that time, and (3) the intrinsic value for unexercised options outstanding as of the end of 2014. The compensation committee believes analyzing realizable pay is important in understanding the relationship between the grant date fair value of the long-term incentive awards and the compensation actually earned (or that may still be earned) based on company performance and changes in stock prices. The table below shows the realizable compensation for our president and chief executive officer, determined as described above, for each of the last three fiscal years, along with her total compensation as presented in the Summary Compensation Table for each of those years. The data demonstrates that realizable compensation determined in this manner is approximately 35% higher than the amount reported in the Summary Compensation Table, and consistent with the Company’s +58% total shareholder return over the same period (fiscal year 2012 – 2014). This data is supplementary and is not a substitute for, and should be read in connection with, the Summary Compensation Table and related compensation disclosures below.

2014 Say-On-Pay Vote.    In its compensation review process, our compensation committee considers whether our executive compensation and benefits program serves the best interests of our stockholders. In doing so, the compensation committee considered the approval by over 98.5% of the votes cast for the “say-on-pay” vote at our 2014 Annual Meeting of Stockholders. The compensation committee values the opinions expressed by stockholders in these votes and discussed the results at a meeting held after the annual meeting. While these votes are advisory and non-binding, the compensation committee and the board of directors are committed to reviewing the voting results and analyzing the reasons for any significant negative sentiment. Given the strong level of support evidenced by the say-on-pay vote in 2014, the compensation committee determined that our stockholders were supportive of our approach to executive compensation. Nevertheless, the compensation committee is committed to strengthening our pay-for-performance philosophy, and will continue to monitor the executive compensation program to ensure it aligns our interests with those of our stockholders, supports “best practices” and addresses any stockholder concerns that may be expressed in the future.

At the 2011 Annual Meeting of Stockholders, our stockholders voted in favor of holding the “say-on-pay” vote each year. Based on this, and consistent with the recommendation of the board of directors, our board of directors adopted a policy to hold a “say-on-pay” vote every year. Our board of directors recommends that stockholders vote FOR approval of the compensation of our named executive officers this year. See “PROPOSAL 3 — ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.”

Establishing and Evaluating Executive Compensation

Overview.    This Compensation Discussion and Analysis describes the manner in which executive compensation decisions are made, the elements of our compensation program and the compensation of each of our named executive officers. The information provided in this Compensation Discussion and Analysis should be read together with all of the information presented in the “EXECUTIVE COMPENSATION” section of this proxy statement.

For 2014, the named executive officers consisted of our president and chief executive officer, our chief financial officer, and our three other most highly compensated executive officers serving as executive officers at the end of 2014:

•	Gail F. Goodman, Chairman, President and Chief Executive Officer;

•	Harpreet S. Grewal, Executive Vice President, Chief Financial Officer and Treasurer;

•	Ellen M. Brezniak, Senior Vice President, Customer Operations;

•	Christopher M. Litster, Senior Vice President, Sales and Marketing; and

•	Kenneth J. Surdan, Senior Vice President, Product.

Our Executive Compensation Philosophy and Objectives.    Our compensation committee’s primary objectives with respect to executive compensation are to:

•	reward actions and behaviors that build a foundation for the long-term strength and performance of our company while also rewarding the achievement of short-term performance goals;

•	provide competitive compensation to attract, retain and motivate executive talent;

•	foster a collaborative executive team by linking rewards to shared corporate objectives and individual objectives that support our culture and performance objectives; and

•	align the incentives of our executives with the creation of value for our stockholders.

The compensation committee also believes that it is important to review the executive compensation practices of companies that are generally similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives.

Elements of 2014 Executive Compensation Program.    The following table lists the material elements of the company’s 2014 executive compensation program. Our incentives are designed to drive overall corporate performance and individual performance, with compensation payouts that may vary from target based on actual performance as measured against pre-established and communicated performance objectives.

Element	Key Characteristics	Why We Pay This Element	How We Determine Amounts Paid
Base Salary	Fixed compensation component payable in cash.	To establish a pay foundation at competitive levels to attract and retain talented executives.	Experience, job scope, responsibilities, market data, and individual performance. Generally evaluated annually for adjustments if deemed appropriate.

Annual Incentive	Variable compensation component payable quarterly or semi-annually in cash based on performance against established performance objectives.	To motivate and reward executives for performance on key objectives over the course of the year.	Based on achievement of both corporate and individual performance goals. Target amounts payable are calculated as a percentage of base salary.

Long-Term Incentive	Variable compensation payable in forms of equity. Our fiscal 2014 grants included 40% Time-Based RSUs and 60% Performance-Based RSUs.	To retain and motivate executives to build stockholder value over the life of the grants.	Compensation committee considers the estimated grant date value of equity awards using recognized valuation methodologies, the current and projected value of existing awards, comparative share ownership of executives in our peer group and surveys, company performance, individual performance, current equity holdings and their retention value, overall cost of management and recommendations of Ms. Goodman with respect to her executive team members.

Other Benefits	Includes general health and welfare benefits, life and disability insurance, 401(k) plan and company match, employee assistance program, certain paid leave and flexible vacation. We do not provide any defined benefit pension or supplemental pension benefits to our executive officers.	To provide basic benefits generally consistent with those offered to all employees.	All basic benefits are generally consistent with those offered to all employees, with the exception of free garage parking, which is offered to all our executive officers. The annual value of the benefit associated with free garage parking is less than $850 per executive per year.

Role of the Compensation Committee.    The compensation committee is specifically responsible for establishing compensation and benefits programs for our executive officers, including Ms. Goodman and her executive management team. The compensation committee is comprised solely of independent directors, and its membership currently consists of Daniel T. H. Nye, who serves as chairman, John Campbell and Jay Herratti. Sharon T. Rowlands served as chairman of the compensation committee until May 20, 2014 when her term as a director ended. At that time, Mr. Nye became chairman of the compensation committee and Mr. Herratti joined the compensation committee. The members are recommended by the nominating and corporate governance committee and selected by the board of directors. For more information regarding the compensation committee, see “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Committees of our Board of Directors — Compensation Committee” above.

The compensation committee establishes the overall objectives and philosophy of our executive compensation program, determines the specific components of executive compensation, engages the independent compensation consultant, sets and reviews corporate and business unit performance goals typically based on budgets and operating plans approved by the board of directors, reviews individual performance goals established by Ms. Goodman for members of her executive team, and approves incentive payouts and equity awards. With regard to Ms. Goodman’s compensation, the compensation committee performs these functions with input from its independent compensation consultant and the other members of the board of directors, and with regard to the other named executive officers, the compensation committee relies primarily on Ms. Goodman’s recommendations as well as input from its compensation consultant. The compensation committee reviews all executive compensation decisions with the board of directors and seeks input from all directors as appropriate. In all cases, the compensation committee has final responsibility for all executive compensation decisions.

Independent Compensation Consultant.    For fiscal 2014, the compensation committee retained Frederic W. Cook & Co., Inc., or the compensation consultant, to provide executive and director compensation consulting services to the compensation committee. The compensation consultant is retained by and reports to the compensation committee and participates in most committee meetings. The compensation consultant informs the committee on market trends, as well as regulatory issues and developments and how they may impact the company’s executive compensation programs. The compensation consultant also:

•	participates in the design of executive compensation programs to help the committee evaluate the linkage between pay and performance;

•	reviews market data and advises the compensation committee on establishing the chief executive officer’s compensation levels;

•	reviews and advises the compensation committee regarding the compensation of the other executive officers;

•	assists the compensation committee in the preparation of this Compensation Discussion and Analysis; and

•	reviews and advises the compensation committee regarding director compensation.

The compensation consultant generally does not provide any other services to the company, except that the compensation committee retained the compensation consultant in 2014 to provide advisory services with respect to the amendment and restatement of our 2011 stock incentive plan, which was approved by our stockholders at the 2014 Annual Meeting of Stockholders. The compensation committee has assessed the independence of the compensation consultant pursuant to the NASDAQ Stock Market Marketplace Rules and the compensation committee concluded that the compensation consultant’s work for the compensation committee did not raise any conflicts of interest.

Executive Compensation; Market Data.    We conduct our business in a competitive labor environment, particularly in the geographic areas in which we operate. As such, the compensation committee believes that it is important to review the executive compensation practices of companies that are similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives. The compensation committee further believes that the comparative framework should be reviewed on an annual basis and revised as necessary to reflect the changing nature of our business and the executive compensation environment.

The compensation committee worked with the compensation consultant in order to review the company’s executive compensation programs to ensure that the design and levels of each compensation element were consistent with our compensation philosophy and objectives (as described above), appropriate to support our strategic performance objectives and reasonable when compared to market pay practices and our peer companies (as described below).

In establishing executive compensation levels for both 2014 and 2015, the compensation committee received a competitive benchmarking analysis from the compensation consultant. The compensation consultant developed two comparative data sources for analytical purposes: a public company peer group and compensation data from a published executive compensation survey. We refer to the peer group used for 2014 as the 2014 Peer Group and the peer group used for 2015 as the 2015 Peer Group. All of the companies in both the 2014 Peer Group and the 2015 Peer Group were within a general range of our revenue and market capitalization at the time of their initial selection. Based on the recommendation of the compensation consultant, the only differences between the 2014 Peer Group and the 2015 Peer Group were that the 2015 Peer Group did not include OpenTable, Inc. and Vocus, Inc. because they were acquired in 2014 and Conversant LLC and Endurance International Group Holdings, Inc. were added. After considering the compensation consultant’s analysis, the compensation committee established the following 2014 Peer Group and 2015 Peer Group:

Blucora, Inc.	Medidata Solutions, Inc.	Perficient, Inc.
comScore, Inc.	NIC Inc.	RealNetworks, Inc.
Dealertrack Technologies, Inc.	J2 Global, Inc.	Synchronoss Technologies, Inc.
Digital River, Inc.	Limelight Networks, Inc.	Web.com Group, Inc.
Ebix, Inc.	LivePerson, Inc.	Conversant, LLC (Acquired in December 2014)
Internap Network Services Corporation	LogMein, Inc.
Endurance International Group Holdings, Inc.

Our positioning with respect to the 2015 Peer Group expressed in terms of revenue, operating income, number of employees and market capitalization at December 31, 2014, is reflected in the table below:

Most Recently Available Four Quarters ($M)				Employees		Market Capitalization as of 12/31/14 ($M)
Revenues		Operating Income
Dealertrack	$854	J2 Global	$183	Dealertrack	3,900	J2 Global	$2,964
Endurance	$630	Ebix	$72	Endurance	2,503	Medidata Solutions	$2,590
J2 Global	$599	Synchronoss Tech	$63	Realnetworks	2,074	Endurance	$2,413
Blucora	$581	NIC	$63	Ebix	1,927	Dealertrack	$2,394
Web.com	$544	Blucora	$54	Internap Network	1,673	Synchronoss Tech	$1,777
Synchronoss Tech	$457	Perficient	$41	Limelight Networks	1,410	comScore	$1,588

Perficient	$457	Web.com	$40	Constant Contact	1,400	LogMeIn	$1,205
Digital River	$375	Medidata Solutions	$26	Web.com	1,380	NIC	$1,175

Medidata Solutions	$335	Dealertrack	$24	Digital River	1,317	Constant Contact	$1,171

Internap Network	$335	Constant Contact	$20	comScore	1,292	Web.com	$998

Constant Contact	$332	Endurance	$12.5	NIC	1,077	Digital River	$789
comScore	$329	LogMeIn	$9	LogMeIn	1,058	LivePerson	$771
NIC	$272	comScore	($2)	Medidata Solutions	804	Perficient	$641
LogMeIn	$222	LivePerson	($4)	Synchronoss Tech	769	Ebix	$631
Ebix	$214	Digital River	($6)	J2 Global	700	Blucora	$568
LivePerson	$210	Internap Network	($10)	Perficient	625	Internap Network	$433
Limelight Networks	$162	Limelight Networks	($28)	LivePerson	520	Limelight Networks	$273
Realnetworks	$156	Realnetworks	($73)	Blucora	496	Realnetworks	$254

75th Percentile	$544		$54		1,673		$1,777
Median	$335		$22		1,305		$1,085
25th Percentile	$222		($4)		769		$631

The 2014 and 2015 Executive Compensation Programs

Overview.    As discussed above, our executive compensation program consists of the following principle elements: base salary, annual incentive compensation and long-term incentive compensation. Each of our named executive officers may also receive certain perquisites that the compensation committee believes to be competitive and reasonable. In addition, our named executive officers are eligible for benefits under our standard executive severance arrangements, health and welfare programs and retirement savings plan. Each of the executive compensation program elements for the relevant years is described in detail below.

The compensation committee considers market pay practices when setting executive compensation, but does not target the specific compensation elements or total compensation against the market data. Instead, the compensation committee utilizes market data to assess the overall competitiveness and reasonableness of our executive compensation program. Market pay practices are based on peer group proxy data and compensation survey data. The factors that influence the amount of compensation awarded include a variety of factors such as market competition for a particular position, an individual’s experience and performance, compensation history, role and responsibilities and tenure.

2014 Base Salaries.    In establishing the 2014 base salaries for our named executive officers, our compensation committee reviewed a number of factors, including each person’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking and other data provided by the compensation consultant. The compensation committee determined to adjust the base salary of each named executive officer as detailed below. In making these changes, the compensation committee specifically noted each named executive officer had a very strong year in 2013. In addition:

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Ms. Goodman continued to grow a world-class organization driven by our commitment to small businesses and organizations. In particular, Ms. Goodman drove strong execution on all key business metrics, established a multi-year business and product strategy that is designed to accelerate growth in future years and built strength and depth in organizational leadership.

•

Mr. Grewal assumed overall responsibility of our analytics team and helped drive advanced analytics deep into the culture of our company, he took a lead role in ensuring that there is a culture of performance and accountability throughout the organization, he helped frame an investor relations strategy designed to regain credibility and drive improved valuation and he has established a high performing team.

•

Ms. Brezniak managed the customer service organization through significant change in the customer experience. She innovated meaningfully, particularly as it relates to customer retention, and drove better performance at a lower cost. In addition, she was one of the leaders of the Constant Contact Toolkit marketing platform project, which began in 2013.

•

Mr. Litster successfully assumed leadership of our sales and marketing organization. In addition, he delivered on revenue targets as he led his organization through the leadership transition, made critical hires and continued to develop the leaders already in place and played a key role in developing our “services” strategy. In addition, he was one of the leaders of the Constant Contact Toolkit marketing platform project. Overall, he has a deep understanding of our business and he is a true cultural leader.

•

Mr. Surdan completed his first full year running our product organization. Overall, he continued to move the organization dramatically in improving user experience, innovation, speed to market and overall culture. In particular, Mr. Surdan assumed a key leadership role in our integrated product strategy, developed a compelling multi-year strategic vision for our products, successfully nurtured and expanded our innovation program and recruited and inspired key senior leaders in the product organization. In addition, he was one of the leaders of the Constant Contact Toolkit marketing platform project.

The table below sets forth the 2014 base salary and percentage increase over the 2013 base salary for each of our named executive officers, as determined by the compensation committee:

Name	2014 Base Salary	% Increase Over 2013 Base Salary
Gail F. Goodman	$475,000	5.6%
Harpreet S. Grewal	$340,000	4.4%
Ellen M. Brezniak(1)	$290,000	5.5%
Christopher M. Litster	$295,000	7.3%
Kenneth J. Surdan	$310,000	3.3%

(1)	In 2013, Ms. Brezniak was a member of Ms. Goodman’s executive team but was not a named executive officer.

2015 Base Salaries.    In establishing base salaries for our named executive officers for 2015, similar to 2014, our compensation committee again reviewed a number of factors, including each person’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data and other information provided by the compensation consultant. The compensation committee determined to adjust the base salary of each named executive officer as set forth below:

Name	2015 Base Salary	% Increase Over 2014 Base Salary
Gail F. Goodman	$525,000	10.5%
Harpreet S. Grewal	$350,000	2.9%
Ellen M. Brezniak	$300,000	3.4%
Christopher M. Litster	$305,000	3.4%
Kenneth J. Surdan	$315,000	1.6%

Annual Incentive Compensation; Overview.    For each of 2014 and 2015, the compensation committee established a cash incentive bonus plan for our executives, which provided for quarterly and semi-annual cash incentive bonus payments (for all executives except Ms. Goodman). The cash incentive bonuses are intended to compensate our executives for the achievement of corporate performance targets and/or individual performance goals, or MBOs. The corporate performance targets are generally designed to conform to financial, operating or other metrics contained in the budget developed by our management and reviewed and approved by our board of directors. The target amounts payable under the cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary.

The compensation committee approves the corporate performance targets, the weighting of various goals for each executive and the formula for determining potential bonus amounts based on achievement of those goals. The compensation committee works with the chief executive officer, the chief financial officer and the chief human resources officer to identify corporate performance targets based on the board-approved budget. MBOs are tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Ms. Goodman sets the MBOs for each executive at the beginning of the applicable measurement period. In establishing MBOs for each member of her executive team, Ms. Goodman, in consultation with the executive and in some cases, the compensation committee, typically identifies areas that she believes require focus and are strategic or important to our company as a whole. The corporate targets and MBOs are designed to be difficult to fully achieve and the compensation committee generally does not expect that all of the targets and objectives will be fully achieved in all periods.

2014 Cash Incentive Compensation.    In December 2013, the compensation committee adopted the 2014 executive cash incentive bonus plan, or the 2014 Bonus Plan, for our executive officers, including our named executive officers. The table below sets forth the target bonus percentage under the 2014 Bonus Plan, as a percentage of 2014 annual base salary, for each of our named executive officers.

Name	Annual Target Bonus Percentage
Gail F. Goodman	100%
Harpreet S. Grewal	75%
Ellen M. Brezniak	60%
Christopher M. Litster	70%
Kenneth J. Surdan	60%

Under the 2014 Bonus Plan, our executive officers, with the exception of Ms. Goodman, were eligible to receive cash incentive bonus payments based on the achievement of:

(i)	quarterly corporate financial targets, including quarterly revenue growth, or QRG, and quarterly net income adjusted for depreciation and amortization, stock-based compensation, contingent consideration adjustments, income taxes, interest and other income as a percentage of revenue, or Adjusted EBITDA Margin; and

(ii)	semi-annual MBOs.

Ms. Goodman was eligible to receive quarterly cash incentive bonus payments based solely on the achievement of the quarterly corporate financial targets.

The compensation committee determined which of the foregoing performance metrics apply to each executive officer and the portion (if any) of such executive officer’s target cash incentive bonus that is allocated to each performance metric. The QRG and Adjusted EBITDA Margin targets for 2014 were established by our board of directors as part of the 2014 budgeting process and approved by the compensation committee. Our compensation committee continued to believe that the QRG metric and the Adjusted EBITDA Margin metric were appropriately designed to drive revenue growth and to ensure that we meet our operating expense targets while incenting executives to work collectively to reinvest excess operating profit into our business. In addition, management and the board of directors have identified a long-term goal of achieving revenue growth of 20% and profitability of 20%. The compensation committee believes that establishing QRG and Adjusted EBITDA Margin as performance metrics for purposes of incentive compensation is consistent with this stated goal.

Under the 2014 Bonus Plan, the applicable metrics and the weighting of those metrics for each named executive officer are set forth below:

	2014 Bonus Metrics (Annual Percentage Allocation)
	QRG	Adjusted EBITDA Margin	MBOs
Gail F. Goodman	75%	25%	N/A
Harpreet S. Grewal	50%	15%	35%
Ellen M. Brezniak	50%	15%	35%
Christopher M. Litster	50%	15%	35%
Kenneth J. Surdan	50%	15%	35%

Bonus payments in 2014 related to the quarterly QRG metric were based on the levels of achievement, as a percentage of the quarterly target, as described below. Bonus payments for achievement between the levels described in the table below were made on a pro rata basis.

Achievement	Less than 65%	65%	69%	73%	76%	Baseline 80%	85%	90%	95%	Budget 100%	118%	135%	153%	170% and Greater
Payout Percentage	0%	50%	63%	75%	88%	100%	106%	113%	119%	125%	156%	188%	219%	250%

Bonus payments in 2014 related to the quarterly Adjusted EBITDA Margin metric were based on the levels of achievement, as a percentage of the quarterly target, as described in the table below. Bonus payments for achievement between the levels described in the table below were made on a pro rata basis.

Achievement	< Target Adjusted EBITDA – 1% Point	Target Adjusted EBITDA – 1% Point	Target Adjusted EBITDA %	Target Adjusted EBITDA + 1% Point	> Target Adjusted EBITDA + 1% Point
Payout Percentage	0%	95%	100%	115%	115%

The 2014 Bonus plan was substantially similar to the incentive compensation plan for executive officers in effect in 2013, except that the compensation committee:

•

Adjusted the minimum threshold for the QRG payouts, established QRQ targets that while still based on the board-approved budget are more realistically achievable and reduced the maximum potential payouts based on QRG to balance the impact of modifying the minimum thresholds and establishing realistically achievable targets;

•	Increased the upside for the Adjusted EBITDA Margin metric payout from 105% to 115% to highlight the renewed focus on profitability growth by rewarding exceptional performance at a higher level; and

•	Eliminated the MBO component from Ms. Goodman’s variable incentive compensation to drive focus on the key corporate objectives of accelerating revenue growth and expanding profitability.

The following table shows the QRG and Adjusted EBITDA Margin targets established by the compensation committee under the 2014 Bonus Plan and our actual results:

Performance Metric	Q1 2014		Q2 2014		Q3 2014		Q4 2014
	Target	Achievement	Target	Achievement	Target	Achievement	Target	Achievement
QRG (in millions)	$2.844	$3.942	$2.295	$2.382	$2.150	$2.238	$3.059	$4.560
Adjusted EBITDA Margin*	12.0%	13.9%	14.5%	16.4%	20.7%	21.7%	20.4%	20.7%

*	Adjusted EBITDA Margin is a Non-GAAP financial measure. For a reconciliation of this Non-GAAP financial measures to the financial measure calculated in accordance with GAAP, please see Annex A.

Mr. Grewal’s semi-annual MBOs in 2014 related to enhancing the strategy and corporate development function, assessing our international market strategy, enhancing the budgeting process and analyzing several key strategic topics. Ms. Brezniak’s semi-annual MBOs in 2014 related to our customer support service delivery model, primarily average speed to answer, and customer attrition. Mr. Litster’s semi-annual MBOs in 2014 related to gross unique customer additions from our products, excluding our SinglePlatform products. Mr. Surdan’s semi-annual MBOs in 2014 related to launching Constant Contact Toolkit and related product features, successfully migrating our customers to our new contacts platform and finalizing the development of our new editing environment.

The table below provides for each named executive officer the incentive target and actual achievement for each performance metric under the 2014 Bonus Plan.

	2014 INCENTIVES — TARGET PAYOUT				2014 INCENTIVES — ACTUAL PAYOUT
Performance Metric	QRG	Adjusted EBITDA Margin	MBOs(1)	TOTAL	QRG		Adjusted EBITDA Margin	MBOs(1)	TOTAL
Ms. Goodman
Q1 2014	$89,062	$29,688	N/A	$118,750	$172,782		$34,141	N/A	$206,923
Q2 2014	$89,062	$29,688	N/A	$118,750	$117,563		$34,141	N/A	$151,704
Q3 2014	$89,063	$29,687	N/A	$118,750	$117,563		$34,141	N/A	$151,704
Q4 2014	$89,063	$29,687	N/A	$118,750	$133,595	(2)	$31,024	N/A	$164,619
Total 2014	$356,250	$118,750	N/A	$475,000	$541,503		$133,477	N/A	$674,950

Mr. Grewal
Q1 2014	$31,875	$9,563	N/A	$41,438	$61,838		$10,997	N/A	$72,835
Q2 2014	$31,875	$9,563	$44,625	$86,063	$42,075		$10,997	$44,625	$97,697
Q3 2014	$31,875	$9,562	N/A	$41,437	$42,075		$10,997	N/A	$53,072
Q4 2014	$31,875	$9,562	$44,625	$86,062	$47,813	(2)	$9,993	$44,625	$102,431
Total 2014	$127,500	$38,250	$89,250	$255,000	$193,801		$42,984	$89,250	$326,035

Ms. Brezniak
Q1 2014	$21,750	$6,525	N/A	$28,275	$42,195		$7,504	N/A	$49,699
Q2 2014	$21,750	$6,525	$30,450	$58,725	$28,710		$7,504	$28,710	$64,924
Q3 2014	$21,750	$6,525	N/A	$28,275	$28,710		$7,504	N/A	$36,214
Q4 2014	$21,750	$6,525	$30,450	$58,725	$32,625	(2)	$6,819	$32,625	$72,069
Total 2014	$87,000	$26,100	$60,900	$174,000	$132,240		$29,331	$61,335	$222,906

Mr. Litster
Q1 2014	$25,813	$7,744	N/A	$33,557	$50,077		$8,906	N/A	$58,983
Q2 2014	$25,813	$7,744	$36,138	$69,695	$34,073		$8,906	$36,860	$79,839
Q3 2014	$25,812	$7,744	N/A	$33,556	$34,073		$8,906	N/A	$42,979
Q4 2014	$25,812	$7,743	$36,137	$69,692	$38,720	(2)	$8,092	$36,860	$83,672
Total 2014	$103,250	$30,975	$72,275	$206,500	$156,943		$34,810	$73,720	$265,473

Mr. Surdan
Q1 2014	$23,250	$6,975	N/A	$30,225	$45,105		$8,021	N/A	$53,126
Q2 2014	$23,250	$6,975	$32,550	$62,775	$30,690		$8,021	$32,550	$71,261
Q3 2014	$23,250	$6,975	N/A	$30,225	$30,690		$8,021	N/A	$38,711
Q4 2014	$23,250	$6,975	$32,550	$62,775	$34,875	(2)	$7,289	$21,971	$64,135
Total 2014	$93,000	$27,900	$65,100	$186,000	$141,360		$31,352	$54,521	$227,233

(1)	Ms. Goodman does not have MBOs as a component of her incentive compensation. For all other named executive officers, payments based on MBOs are made semi-annually.

(2)	In calculating executive incentive payments in the fourth quarter of 2014, management and the compensation committee agreed to cap at 150% the payout related to QRG notwithstanding the actual QRG achievement given the extraordinary performance in the fourth quarter.

The table below provides certain information regarding 2014 aggregate incentive payments under the 2014 Bonus Plan for our named executive officers.

Name	2014 Target Cash Incentive Bonus	2014 Actual Cash Incentive Bonus	2014 Actual Cash Incentive Bonus as a Percentage of 2014 Target Cash Incentive Bonus	2014 Actual Cash Incentive Bonus as a Percentage of 2014 Base Salary
Gail F. Goodman	$475,000	$674,950	142%	142%
Harpreet S. Grewal	$255,000	$326,035	128%	96%
Ellen M. Brezniak	$174,000	$222,906	128%	77%
Christopher M. Litster	$206,500	$265,473	129%	90%
Kenneth J. Surdan	$186,000	$227,233	122%	73%

In reviewing these results, the compensation committee noted that our named executive officers received incentive bonus compensation in 2014 that exceeded target cash compensation. In reviewing these incentive payments, the compensation committee believed that these payments were justified by the company’s very strong performance in 2014, particularly related to the goal of accelerating revenue growth, and the performance of the individual named executive officers.

2015 Cash Incentive Compensation.    In December 2014, the compensation committee adopted the 2015 executive cash incentive bonus plan, or the 2015 Bonus Plan, for our executive officers, including our named executive officers. The table below sets forth the target bonus percentage under the 2015 Bonus Plan, as a percentage of 2015 annual base salary, for each of our named executive officers. The target percentage for each of Messrs. Litster and Surdan was increased by five percentage points to reflect the importance of their respective roles, to continue to create differentiation among executive team members and to reflect the compensation committee’s continued commitment to the belief that a substantial portion of an executive officer’s total compensation should be performance-based, or at-risk.

Name	Annual Target Bonus Percentage
Gail F. Goodman	100%
Harpreet S. Grewal	75%
Ellen M. Brezniak	60%
Christopher M. Litster	75%
Kenneth J. Surdan	65%

The 2015 Bonus Plan is substantially similar to the 2014 Bonus Plan except that the compensation committee increased the minimum threshold for the QRG payouts by five percentage points and increased the baseline achievement level by 10 percentage points to ensure that under-performance is not inappropriately rewarded.

Bonus payments in 2015 related to the quarterly QRG metric are based on the levels of achievement, as a percentage of the quarterly target, as described below. Bonus payments for achievement between the levels described in the table below will be made on a pro rata basis.

Achievement	Less than 70%	70%	75%	80%	85%	Baseline 90%	95%	Budget 100%	110%	120%	130%	140%	150%	Greater than 150%
Payout Percentage	0%	50%	63%	75%	88%	100%	112.5%	125%	146%	167%	188%	209%	230%	250%

Bonus payments in 2015 related to the quarterly Adjusted EBITDA Margin metric are based on the levels of achievement, as a percentage of the quarterly target, as described in the table below. Bonus payments for achievement between the levels described in the table below will be made on a pro rata basis.

Achievement	< Target Adjusted EBITDA – 1% Point	Target Adjusted EBITDA – 1% Point	Target Adjusted EBITDA %	Target Adjusted EBITDA + 1% Point	> Target Adjusted EBITDA + 1% Point
Payout Percentage	0%	95%	100%	115%	115%

Under the 2015 Bonus Plan, the applicable metrics and the weighting of those metrics for each named executive officer are the same as under the 2014 Bonus Plan.

2014 Long-Term Incentive Compensation; Overview.    Our equity award program is the primary vehicle for offering long-term incentives to our executives. Our employees, including our executives, are eligible to receive equity awards at the discretion of our compensation committee. We believe these awards provide our executives with a strong link to our long-term performance, create an ownership culture, help to align the interests of our executives and our stockholders and provide a critical retention feature.

In making equity grant decisions, the compensation committee considers a number of factors, including executive equity grants as a percentage of our issued and outstanding shares of common stock, executive equity grant values as a percentage of our market capitalization, overall cost of executive management, equity granted to our named executive officers as a percentage of total equity granted and annual equity burn rates. The compensation committee made no changes to the overall structure of the 2014 long-term incentive grant program for our executive officers when compared to the program in effect in 2013.

The annual grants to our named executive officers were made in December 2014. The grants in 2014 consisted of a mix, based on the estimated target value of the awards, of:

•	35% Performance-Based RSUs that are Revenue (CAGR) RSUs;

•	25% Performance-Based RSUs that are TSR RSUs; and

•	40% Time-Based RSUs that vest over a four-year period.

2014 Revenue (CAGR) RSUs.    The Revenue (CAGR) RSUs are based on our three-year compounded annual revenue growth rate, or CAGR (2015 – 2017). The compensation committee believes that CAGR is an appropriate metric as it is consistent with our long-term goal of increasing revenue growth. In 2014, the compensation committee adjusted the vesting schedule of the Revenue (CAGR) RSUs by increasing the minimum threshold CAGR required for vesting from 5% to 7.5%. The Revenue (CAGR) RSUs vest as follows:

•	if the revenue CAGR achieved during the three-year measurement period equals or exceeds 15%, the Revenue (CAGR) RSUs shall vest with respect to 125% of the target shares;

•	if the revenue CAGR achieved during the three-year measurement period equals or exceeds 12.5% but is less than 15%, the Revenue (CAGR) RSUs shall vest with respect to 100% of the target shares;

•	if the revenue CAGR achieved during the three-year measurement period equals or exceeds 10% but is less than 12.5%, the Revenue (CAGR) RSUs shall vest with respect to 75% of the target shares;

•	if the revenue CAGR achieved during the three-year measurement period equals or exceeds 7.5% but is less than 10%, the Revenue (CAGR) RSUs shall vest with respect to 50% of the target shares; and

•	if the revenue CAGR achieved during the three-year measurement period is less than 7.5%, the Revenue (CAGR) RSUs will be cancelled without any vesting.

2014 TSR RSUs.    The structure of the 2014 TSR RSUs remains unchanged from the prior year. The compensation committee continues to believe that relative total stockholder return is an appropriate metric as it aligns the interests of our executive team with those of our stockholders and provides an appropriate basis for comparison (i.e., companies that are similar to us). The TSR RSUs are based on our three-year relative total stockholder return versus the 2015 Peer Group, and vest as follows:

•

if the total stockholder return achieved during the three year measurement period equals or exceeds the 75th percentile of the total stockholder return of the 2015 Peer Group, the TSR RSUs shall vest with respect to 125% of the target shares;

•

if the total stockholder return achieved equals or exceeds the 50th percentile and is less than the 75th percentile of the total stockholder return of the 2015 Peer Group, the TSR RSUs shall vest with respect to 100% of the target shares;

•

if the total stockholder return achieved equals or exceeds the 25th percentile and is less than the 50th percentile of the total stockholder return of the 2015 Peer Group, the TSR RSUs shall vest with respect to 50% of the target shares; and

•	if the total stockholder return achieved is less than the 25th percentile of the total stockholder return of the 2015 Peer Group, the TSR RSUs will be cancelled without any vesting.

The 2014 Time-Based RSUs were awarded to further align executive interests with those of our stockholders, and also to serve as a long-term retention tool. The 2014 Time-Based RSUs vest 25% on the one-year anniversary of the grant date, and then quarterly thereafter over the following three years, such that they will be fully vested (subject to continued employment) on the fourth anniversary of the grant date.

The number of shares of company common stock underlying our annual grants, and the target grant value of such awards, to our named executive officers in December 2014 were as follows:

Name	2014 Performance- Based RSUs (estimated grant value at target)	2014 Performance- Based RSUs (# of shares at target)	2014 Time-Based RSUs (estimated grant value at target)	2014 Time Based RSUs (# of shares)
Gail F. Goodman	$2,100,000	65,973	$1,400,000	42,304
Harpreet S. Grewal	$900,000	28,274	$600,000	18,130
Ellen M. Brezniak	$495,000	16,241	$330,000	9,972
Christopher M. Litster	$600,000	18,850	$400,000	12,087
Kenneth J. Surdan	$600,000	18,850	$400,000	12,087

Severance and Change in Control Benefits

We believe that severance protections can play a valuable role in attracting and retaining key executive officers. In addition, severance protections in a change in control context help ensure leadership continuity and appropriate behaviors during a time of transition, including a sustained focus on the best interests of stockholders and the company. Accordingly, we provide severance protections for all of our executive officers, pursuant to our standard executive severance agreement. Under these agreements, if an executive’s employment with the company is terminated by us without “cause” or by the executive for “good reason,” subject to the executive executing a release of claims, the executive is entitled to any accrued obligations, 12 months’ base salary and continuation of health coverage under COBRA for the 12-month period.

In addition to the severance benefits described above, all of our annual grants to our executive officers since December 2012 contain a “double trigger” vesting provision, pursuant to which the outstanding awards will vest in the event of a qualifying termination of employment within 12 months following a change of control.

For more detail regarding these benefits, please refer to “EXECUTIVE COMPENSATION — Potential Payments Upon Termination or Change of Control” below.

Other Benefits and Perquisites

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, including a company contribution match component, an employee assistance program, maternity and paternity leave plans, paid vacations or flexible vacation for exempt employees, and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, except that we pay for garage parking for our executive officers.

Stock Ownership Guidelines

To align our executives’ interests with those of our stockholders and to assure that our executives own meaningful levels of our stock throughout their tenures with the company, we maintain stock ownership guidelines for our executives. The stock ownership guidelines provide that executive officers should own company stock with a value at least equal to three times annual base salary for the president and chief executive officer and one time annual base salary for all other executive officers.

Currently, all of our executive officers, including all of our named executive officers, are in compliance with the ownership guidelines for executive officers. For more information regarding our stock ownership guidelines, see “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS —Stock Ownership Guidelines” above.

Clawback Policy

We maintain a clawback policy providing that in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws, we will use reasonable efforts to recover from any current or former executive officer who, based on the erroneous data, received incentive-based compensation (including Revenue (CAGR) RSUs) during the three year period preceding the date on which we are required to prepare an accounting restatement, the excess of what would have been paid to such person under the accounting restatement.

Anti-Hedging and Pledging Policy

Our insider trading policy prohibits any employees, including our executive officers, and directors from “hedging” ownership of company securities by engaging in short sales or trading in any puts, calls and other derivatives involving company securities. In addition, all executive officers and directors are prohibited from purchasing company securities on margin, borrowing against company securities held in a margin account and pledging company securities as collateral for a loan.

Tax Implications of Executive Compensation Program

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1 million paid to our chief executive officer and certain other executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Risk Assessment

We believe that risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on us. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The compensation committee extensively reviewed the elements of our compensation program to determine whether any portion of executive and other employee compensation encouraged excessive risk taking and concluded:

•	we link pay and performance, and a significant portion of executive pay is not guaranteed;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•

cash incentive awards provide balanced objectives and are capped by the compensation committee to discourage excessive risk taking and all final bonus payments are reviewed and approved by the compensation committee;

•

long-term equity incentive awards discourage excessive risk taking, which we believe encourages our executives to consider the long-term interests of our company and reduces the likelihood that executives will take excessive short-term risks;

•	we have reasonable change of control provisions;

•	our compensation committee benefits from the use of an independent compensation consultant; and

•	we provide modest and reasonable perquisites.

Furthermore, as described above, in most cases compensation decisions include certain subjective considerations, which restrain the influence of purely formulaic factors that could contribute to excessive risk taking.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during or for the year ended December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Gail F. Goodman	2014	$475,000	—	$3,556,899	—	$674,950	$12,413	$4,719,262
President and Chief Executive Officer	2013	$450,000	—	$1,830,311	—	$427,474	$12,144	$2,719,929
	2012	$450,000	—	$196,087	$280,744	$300,797	$11,030	$1,238,658

Harpreet S. Grewal	2014	$340,000	—	$1,524,372	—	$326,035	$11,762	$2,202,169
Executive Vice President, Chief Financial Officer and Treasurer	2013	$325,000	—	$915,130	—	$221,330	$11,514	$1,472,974
	2012	$325,000	—	$173,011	$247,715	$150,235	$10,886	$906,847

Ellen M. Brezniak	2014	$290,000	—	$838,430	—	$222,906	$12,478	$1,363,814
Senior Vice President, Customer Operations

Christopher M. Litster(1)	2014	$295,000	—	$1,016,281	—	$265,473	$11,681	$1,588,435
Senior Vice President, Sales and Marketing	2013	$268,750	—	$892,362	$60,007	$142,195	$11,303	$1,374,617
	2012	$223,808	—	$103,806	$148,629	$67,281	$10,796	$554,320

Kenneth J. Surdan(2)	2014	$310,000	—	$1,016,281	—	$227,233	$11,958	$1,565,472
Senior Vice President, Product	2013	$300,000	—	$869,371	—	$126,471	$11,730	$1,307,572
	2012	$160,000	$25,000	$219,875	$818,715	$50,624	$6,380	$1,280,594

(1)	Mr. Litster was promoted to Senior Vice President, Sales and Marketing, in March 2013. Previously, he was our Vice President, and General Manager, Event Spot. Effective April 1, 2013, his annual base salary increased from $250,000 to $275,000 and his target bonus potential under the 2013 Executive Cash Incentive Bonus Plan was increased from 40% of his base salary to 60% of his base salary.

(2)	Mr. Surdan commenced his employment with us and became our Senior Vice President, Product, in June 2012.

(3)	The amount shown in this column represents a signing bonus awarded to Mr. Surdan upon the commencement of his employment with us in June 2012 in accordance with the terms of his offer letter.

(4)

The amounts shown in this column represent the grant date fair value of RSU awards granted to our named executive officers in 2012, 2013 and 2014, calculated in accordance with applicable accounting guidance for equity awards (Financial Accounting Standards Board, Accounting Standards Codification 718, or FASB ASC 718). The RSUs awarded to Ms. Goodman, Mr. Grewal and Mr. Litster in 2012 consisted solely of Performance-Based RSUs, including RSUs that vest based on the achievement of a quarterly revenue run rate, or Revenue (Run Rate) RSUs, and TSR RSUs. In 2012, the grant date fair value of the Revenue (Run Rate) RSUs included in this column for Ms. Goodman, Mr. Grewal and Mr. Litster is $0 because we determined based on applicable accounting guidance that satisfaction of the performance conditions was not probable. The grant date fair value of the Revenue (Run Rate) RSUs granted to Ms. Goodman, Mr. Grewal and Mr. Litster in 2012, assuming all performance conditions are satisfied, would be $330,653, $291,750 and $175,053, respectively. In 2012, the RSUs awarded to Mr. Surdan consisted of Time-Based RSUs and Performance-Based RSUs, including Revenue (Run Rate) RSUs and TSR RSUs. The grant date fair value of the Revenue (Run Rate) RSUs included in this column for Mr. Surdan is $0 because we determined based on applicable accounting guidance that satisfaction of the performance conditions was not probable. The grant date fair value of the Revenue (Run Rate) RSUs granted to Mr. Surdan in 2012, assuming all performance conditions are satisfied, would be $155,601. The RSUs awarded to each of our named executive officers in 2013 and 2014 consisted of Time-Based and Performance-Based RSUs, including Revenue (CAGR) RSUs and TSR RSUs. For a discussion of our valuation assumptions, see Note 6, Stockholders’ Equity and Stock-Based Awards, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2012, 2013 or 2014. The individual awards reflected in the summary compensation table for 2014 are further described below in the table “2014 Grants of Plan-Based Awards.” These amounts do not represent the actual amounts paid to or realized by the named executive officers during 2012, 2013 or 2014.

(5)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our named executive officers in 2012 and 2013, calculated in accordance with applicable accounting guidance for equity awards (FASB ASC 718). All stock option awards granted to our named executive officers in 2012 and to Mr. Litster in 2013 were options that vest over time, or Time-Based Options. The Time-Based Options granted to Mr. Surdan included the equity award he received at the time he commenced employment with us. For a discussion of our valuation assumptions, see Note 6, Stockholders’ Equity and Stock-Based Awards, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2012, 2013 or 2014.

(6)	For 2014, the amounts shown were paid during 2014 and in early 2015 to each of the named executive officers for the achievement in 2014 of specified performance objectives under the 2014 Bonus Plan. For more information on payments under our 2014 Bonus Plan, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — The 2014 and 2015 Executive Compensation Programs — 2014 Cash Incentive Compensation.” For 2013, the amounts shown were paid during 2013 and in early 2014 to each of the named executive officers for the achievement in 2013 of specified performance objectives under the 2013 Executive Cash Incentive Bonus Plan. For 2012, the amounts shown were paid during 2012 and in early 2013 to each of the named executives for the achievement in 2012 of specified performance objectives under the 2012 Executive Cash Incentive Bonus Plan.

(7)	For Ms. Goodman, amounts shown reflect life insurance premiums and parking costs paid by us in each of 2012, 2013 and 2014 and matching contributions under our 401(k) plan of $9,800 in 2012, $10,200 in 2013 and $10,400 in 2014. For Mr. Grewal, amounts shown reflect life insurance premiums and parking costs paid by us in 2012, 2013 and 2014 and matching contributions under our 401(k) plan of $9,800 in 2012, $10,200 in 2013 and $10,400 in 2014. For Ms. Brezniak, amounts shown reflect life insurance premiums and parking costs paid by us in each of 2014 and matching contributions under our 401(k) plan of $10,400 in 2014. For Mr. Litster, amounts shown reflect life insurance premiums and parking costs paid by us in 2012, 2013 and 2014 and matching contributions under our 401(k) plan of $9,800 in 2012, $10,200 in 2013 and $10,400 in 2014. For Mr. Surdan, amounts shown reflect life insurance premiums and parking costs paid by us in each of 2012, 2013 and 2014 and matching contributions under our 401(k) plan of $5,825 in 2012, $10,200 in 2013 and $10,400 in 2014.

2014 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2014.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold (#)		Target (#)		Maximum (#)
Gail F. Goodman	—	—	$475,000	$1,027,188	—		—		—		—	—	—	—
	12/2/14	—	—	—	18,508	(4)	37,016	(4)	46,270	(4)	—	—	—	$1,215,976
	12/2/14	—	—	—	14,478	(5)	28,957	(5)	36,196	(5)	—	—	—	$951,237
	12/2/14	—	—	—	—		—		—		42,304	—	—	$1,389,686
Harpreet S. Grewal	—	—	$255,000	$496,613	—		—		—		—	—	—	—
	12/2/14	—	—	—	7,932	(4)	15,864	(4)	19,830	(4)	—	—	—	$521,132
	12/2/14	—	—	—	6,205	(5)	12,410	(5)	15,512	(5)	—	—	—	$407,669
	12/2/14	—	—	—	—		—		—		18,130	—	—	$595,571
Ellen M. Brezniak	—	—	$174,000	$338,865	—		—		—		—	—	—	—
	12/2/14	—	—	—	4,362	(4)	8,725	(4)	10,906	(4)	—	—	—	$286,616
	12/2/14	—	—	—	3,413	(5)	6,826	(5)	8,532	(5)	—	—	—	$224,234
	12/2/14	—	—	—	—		—		—		9,972	—	—	$327,580
Christopher M. Litster	—	—	$206,500	$402,159	—		—		—		—	—	—	—
	12/2/14	—	—	—	5,288	(4)	10,576	(4)	13,220	(4)	—	—	—	$347,422
	12/2/14	—	—	—	4,137	(5)	8,274	(5)	10,342	(5)	—	—	—	$271,801
	12/2/14	—	—	—	—		—		—		12,087	—	—	$397,058
Kenneth J. Surdan	—	—	$186,000	$362,235	—		—		—		—	—	—	—
	12/2/14	—	—	—	5,288	(4)	10,576	(4)	13,220	(4)	—	—	—	$347,422
	12/2/14	—	—	—	4,137	(5)	8,274	(5)	10,342	(5)	—	—	—	$271,801
	12/2/14	—	—	—	—		—		—		12,087	—	—	$397,058

(1)	Our 2014 Bonus Plan was approved by the compensation committee in December 2013. The actual amounts paid to our named executive officers are reflected in the Summary Compensation Table above. For a description of the performance criteria under the 2014 Bonus Plan, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — The 2014 and 2015 Executive Compensation Programs — 2014 Cash Incentive Compensation” above.

(2)	Consists of Time-Based RSUs. For all of the named executive officers, 25% of the Time-Based RSUs vest on the first anniversary of the date of grant and the remaining 75% of the shares underlying the Time-Based RSUs vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer. Prior to vesting, holders of these Time-Based RSUs are not entitled to dividends or dividend equivalents with respect to the shares of common stock underlying these Time-Based RSUs.

(3)	Represents the grant date fair value of RSU awards granted to our named executive officers in 2014, calculated in accordance with applicable accounting guidance for equity awards (FASB ASC 718). For a discussion of our valuation assumptions, see Note 6, Stockholders’ Equity and Stock-Based Awards, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2014.

(4)	Represents Revenue (CAGR) RSUs as described in “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — The 2014 and 2015 Executive Compensation Programs — 2014 Long-Term Incentive Compensation; Overview” above.

(5)	Represents TSR RSUs as described in “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — The 2014 and 2015 Executive Compensation Programs — 2014 Long-Term Incentive Compensation; Overview” above.

2014 Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers at December 31, 2014.

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)
Gail F. Goodman	12/7/2006	85,000	—	$3.05	12/7/2016	—	—	—		—
	12/6/2007	65,000	—	$22.27	12/6/2017	—	—	—		—
	12/4/2008	175,000	—	$13.68	12/4/2018	—	—	—		—
	12/1/2009	150,000	—	$17.96	12/1/2019	—	—	—		—
	12/3/2010	144,000	—	$27.12	12/3/2020	—	—	—		—
	12/6/2011	187,500	62,500	$24.88	12/6/2018	—	—	—		—
	12/4/2012	24,565	24,565	$13.09	12/4/2019	—	—	—		—
	12/4/2012	—	—	—	—	—	—	25,260	(6)	$927,042
	12/4/2012	—	—	—	—	—	—	15,788	(7)	$579,420
	12/3/2013	—	—	—	—	23,037	$845,458	—		—
	12/3/2013	—	—	—	—	—	—	13,725	(7)	$503,708
	12/3/2013	—	—	—	—	—	—	26,877	(8)	$986,386
	12/2/2014	—	—	—	—	42,304	$1,552,557	—		—
	12/2/2014	—	—	—	—	—	—	37,016	(8)	$1,358,487
	12/2/2014	—	—	—	—	—	—	28,957	(7)	$1,062,722

Harpreet S. Grewal	9/1/2010	8,433	—	$18.22	9/1/2020	—	—	—		—
	12/3/2010	30,000	—	$27.12	12/3/2020	—	—	—		—
	12/6/2011	26,250	8,750	$24.88	12/6/2018	—	—	—		—
	12/4/2012	10,837	21,675	$13.09	12/4/2019	—	—	—		—
	12/6/2011	—	—	—	—	5,417	$198,804	—		—
	12/4/2012	—	—	—	—	—	—	22,288	(6)	$817,970
	12/4/2012	—	—	—	—	—	—	13,930	(7)	$511,231
	12/3/2013	—	—	—	—	11,518	$422,711	—		—
	12/3/2013	—	—	—	—	—	—	6,862	(7)	$258,011
	12/3/2013	—	—	—	—	—	—	13,438	(8)	$493,175
	12/2/2014	—	—	—	—	18,130	$665,371	—		—
	12/2/2014	—	—	—	—	—	—	15,864	(8)	$582,209
	12/2/2014	—	—	—	—	—	—	12,410	(7)	$455,447

Ellen M. Brezniak	9/20/2006	25,391	—	$2.68	9/20/2016	—	—	—		—
	12/6/2007	45,000	—	$22.27	12/6/2017	—	—	—		—
	12/4/2008	53,500	—	$13.68	12/4/2018	—	—	—		—
	12/1/2009	47,000	—	$17.96	12/1/2019	—	—	—		—
	12/3/2010	37,500	—	$27.12	12/3/2020	—	—	—		—
	12/6/2011	12,600	4,200	$24.88	12/6/2018	—	—	—		—
	12/4/2012	11,560	11,560	$13.09	12/4/2019	—	—	—		—
	12/6/2011	—	—	—	—	1,933	$70,941	—		—
	12/4/2012	—	—	—	—	—	—	11,887	(6)	$436,253
	12/4/2012	—	—	—	—	—	—	7,429	(7)	$272,644
	12/3/2013	—	—	—	—	8,063	$295,912	—		—
	12/3/2013	—	—	—	—	—	—	4,804	(7)	$176,307
	12/3/2013	—	—	—	—	—	—	9,407	(8)	$345,237
	12/2/2014	—	—	—	—	9,972	$365,972	—		—
	12/2/2014	—	—	—	—	—	—	8,725	(8)	$320,208
	12/2/2014	—	—	—	—	—	—	6,826	(7)	$250,514

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)
Christopher M. Litster	6/5/2007	203	—	$6.89	6/5/2017	—	—	—		—
	3/3/2008	1,500	—	$18.79	3/3/2018	—	—	—		—
	3/1/2010	6,000	—	$19.02	3/1/2020	—	—	—		—
	9/1/2010	8,000	—	$18.22	9/1/2020	—	—	—		—
	12/3/2010	65,000	—	$27.12	12/3/2020	—	—	—		—
	12/6/2011	34,125	11,375	$24.88	12/6/2018	—	—	—		—
	12/4/2012	13,005	13,005	$13.09	12/4/2019	—	—	—		—
	3/4/2013	4,375	5,625	$13.75	3/4/2020	—	—	—		—
	12/6/2011	—	—	—	—	1,625	$59,638	—		—
	12/4/2012	—	—	—	—	—	—	13,373	(6)	$490,789
	12/4/2012	—	—	—	—	—	—	8,358	(7)	$306,739
	3/4/2013	—	—	—	—	2,812	$103,200	—		—
	12/3/2013	—	—	—	—	10,366	$380,432	—		—
	12/3/2013	—	—	—	—	—	—	6,176	(7)	$226,659
	12/3/2013	—	—	—	—	—	—	12,094	(8)	$443,850
	12/2/2014	—	—	—	—	12,087	$443,593	—		—
	12/2/2014	—	—	—	—	—	—	10,576	(8)	$388,139
	12/2/2014	—	—	—	—	—	—	8,274	(7)	$303,656

Kenneth J. Surdan(1)	6/20/2012	50,000	30,000	$19.14	6/20/2019	—	—	—		—
	12/4/2012	11,560	11,560	$13.09	12/4/2019	—	—	—		—
	6/20/2012	—	—	—	—	2,500	$91,750	—		—
	12/4/2012	—	—	—	—	—	—	11,887	(6)	$436,253
	12/4/2012	—	—	—	—	—	—	7,429	(7)	$272,644
	12/3/2013	—	—	—	—	10,942	$401,571	—		—
	12/3/2013	—	—	—	—	—	—	6,519	(7)	$239,247
	12/3/2013	—	—	—	—	—	—	12,766	(8)	$468,512
	12/2/2014	—	—	—	—	12,087	$443,593	—		—
	12/2/2014	—	—	—	—	—	—	10,576	(8)	$388,139
	12/2/2014	—	—	—	—	—	—	8,274	(7)	$303,656

(1)	Mr. Surdan commenced his employment with us and became our Senior Vice President, Product, in June 2012.

(2)	Consists of Time-Based Options. Twenty-five percent of the shares underlying these Time-Based Options vest on the first anniversary of the grant date (or hire date in the case of options granted at the time the executive commenced employment) and the remaining 75% of the shares underlying these Time-Based Options vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(3)	Consists of Time-Based RSUs. In the case of the RSUs awarded to Mr. Surdan in 2012, 25% of the RSUs vest on the first anniversary of the date he commenced employment with us and the remaining 75% of the shares underlying the RSUs vest in equal quarterly installments over the succeeding three years, subject to his continued employment. With respect to all of the other Time-Based RSUs, 25% of the RSUs vest on the first anniversary of the grant date and the remaining 75% of the shares underlying the RSUs vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer. Prior to vesting, holders of these Time-Based RSUs are not entitled to dividends or dividend equivalents with respect to the shares of common stock underlying these Time-Based RSUs.

(4)	Amount shown is based on the market value per share of our common stock of $36.70, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on December 31, 2014.

(5)	The Revenue (Run Rate) RSUs were issued in December 2012. The Revenue (CAGR) RSUs were issued in December 2013 and December 2014. The TSR RSUs were issued in December 2012, December 2013 and December 2014. These Performance-Based RSUs are based on performance over a three-year period. As such, historic performance is not meaningful at this time. As a result, for purposes of determining the payout value of these awards, the payout assumes the issuance of the target shares.

(6)	Consists solely of Revenue (Run Rate) RSUs.

(7)	Consists solely of TSR RSUs.

(8)	Consists solely of Revenue (CAGR) RSUs.

2014 Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and stock acquired upon vesting by our named executive officers during the year ended December 31, 2014.

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Gail F. Goodman	39,572	$1,255,850	10,679	$358,160
Harpreet S. Grewal	27,405	$339,683	20,506	$616,886
Ellen M. Brezniak	35,000	$927,300	7,747	$247,624
Christopher M. Litster	5,800	$74,017	10,186	$324,030
Kenneth J. Surdan	—	—	5,315	$178,807

(1)	The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Reflects Time-Based RSUs that vested during the year ended December 31, 2014.

(3)	Based on the fair market value of the shares on the date of vesting.

Employment and Other Agreements

We have entered into offer letters with each of our named executive officers that provide for at-will employment of the executive. These offer letters typically specify the named executive officer’s initial base salary and target bonus, the amount and terms of his or her initial equity incentive awards and the terms of his or her severance, if any, and benefits upon a change of control, if any. As a condition to their employment, each named executive officer also enters into a non-competition, non-disclosure and non-solicitation agreement, pursuant to which each named executive officer has agreed not to compete with us or to solicit our employees during his or her employment and for a period of one year after his or her employment ends, to protect our confidential and proprietary information and to assign to us all intellectual property conceived of or developed during the term of his or her employment.

We have entered into executive severance agreements with all of our executive officers, including the named executive officers. These agreements provide, in general, that in the event the executive’s employment with us is terminated by us without “cause” or by the executive for “good reason”, the executive will be entitled to a severance benefit equal to 12 months’ base salary plus health insurance benefits during such 12-month period. As defined in the executive severance agreements:

•

“cause” means (a) the executive’s willful misconduct, (b) the executive’s material failure to perform the executive’s reasonably assigned duties and responsibilities to us, (c) any breach by the executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between us and the executive or any of our written policies or procedures, including, but not limited to, our code of business conduct and ethics and our written policies and procedures regarding sexual harassment, computer access and insider trading, or (d) the executive’s conviction of, or plea of guilty or nolo contendere to, any felony or, with respect to the executive’s employment, any misdemeanor that is materially injurious to us; and

•

“good reason” means (a) a material diminution in the executive’s authority, duties or responsibilities, as in effect as of the effective date of the applicable executive severance agreement; (b) a material diminution in the executive’s base salary as in effect on the effective date of the applicable executive severance agreement or as the same was or may be increased thereafter from time to time except to the extent that such reduction affects all of our executive officers to a comparable extent; (c) a material change by us in the geographic location at which the executive performs the executive’s principal duties for us; or (d) any action or inaction by us that constitutes a material breach of the applicable executive severance agreement.

Mr. Grewal’s executive severance agreement provides that no act or failure to act by Mr. Grewal will be considered willful unless it is done, or omitted to be done, in bad faith or without a reasonable belief by Mr. Grewal that Mr. Grewal’s actions or omissions were in our best interests.

Potential Payments Upon Termination or Change of Control

In addition to the severance benefits described above, the agreements governing the Time-Based Options, Time-Based RSUs, the Revenue (Run Rate) RSUs granted in December 2012 and the Revenue (CAGR) RSUs granted in December 2013 and December 2014 include a “double trigger” vesting provision, which provides that, if the named executive officer’s employment is terminated without cause, or if the named executive officer leaves for good reason, within 12 months after a change of control, any remaining outstanding and unvested portion of the award shall become vested in full (in the case of Time-Based Options and Time-Based RSUs) or vest in full as to the “target shares” (in the case of Revenue (Run Rate) RSUs and the Revenue (CAGR) RSUs). The Revenue (Run Rate) RSUs and the Revenue (CAGR) RSUs vest in full in the event the award does not remain outstanding following the change of control. The TSR RSUs granted in December 2012, December 2013 and December 2014 do not include a similar acceleration provision. Instead, in the event of a change in control our total stockholder return is measured against the relative total stockholder return of the relevant peer group as of the date of the change in control and the award vests in the same manner set forth in the agreement. In the future, the compensation committee intends to use “double trigger” vesting for all new equity awards granted to executive officers.

The agreements governing all equity incentive awards granted prior to December 2012 provide that, in the event of a change of control, 50% of the then outstanding and unvested portion of such awards shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated without cause within 12 months after the change of control, any remaining outstanding and unvested portion of the award shall become vested.

For these purposes, “change of control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity (other than in a financing transaction involving the additional issuance of our securities). “Cause” and “good reason” generally have the meaning attributed to them in the agreements described above under “EXECUTIVE COMPENSATION — Employment and Other Agreements” above.

The table below shows the benefits potentially payable to each of our named executive officers if his or her employment was terminated by us without cause or by the executive for good reason, if there was a change of control of our company, and if he or she was terminated upon a change of control. These amounts are calculated on the assumption that the employment termination and change of control both took place on December 31, 2014.

	Benefits Payable Upon Termination Without Cause/Good Reason		Benefits Payable Upon a Change of Control	Additional Benefits Payable Upon Termination Within 12 Months of a Change of Control
Name	Severance Payment	Medical/ Dental(1)	Equity Benefits(2)(4)	Equity Benefits(3)(4)
Gail F. Goodman	$525,000	$13,899	$369,375	$6,619,284
Harpreet S. Grewal	$350,000	$19,632	$151,114	$3,644,296
Ellen M. Brezniak	$300,000	$6,576	$60,293	$1,960,340
Christopher M. Litster	$305,000	$16,520	$97,045	$2,783,190
Kenneth J. Surdan	$315,000	$19,632	$309,275	$2,583,809

(1)	Calculated based on the estimated cost to us of providing these benefits.

(2)	This amount is equal to the sum of:

•

the number of restricted stock units that would vest, assuming a change of control on December 31, 2014, multiplied by $36.70 (which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on December 31, 2014), plus

•	the number of option shares that would vest, assuming a December 31, 2014 change of control, multiplied by the excess of $36.70 over the exercise price of the option.

(3)	This amount is equal to the sum of:

•

the number of restricted stock units that would vest, assuming a change of control and termination of employment on December 31, 2014, multiplied by $36.70 (which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on December 31, 2014), plus

•

the number of option shares that would vest, assuming a December 31, 2014 change of control and termination of employment on December 31, 2014, multiplied by the excess of $36.70 over the exercise price of the option.

(4)	For purposes of determining equity benefits payable upon a change of control, no value is attributed to the TSR RSUs because vesting of the award is not accelerated as a change of control only triggers the date on which relative performance is measured.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for breach of fiduciary duty of care as a director. Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	any unlawful payments of dividends or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limitation of liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law.

The indemnification provisions contained in our restated certificate of incorporation are not exclusive. In addition to the indemnification provided for in our restated certificate of incorporation we have entered into indemnification agreements with each of our directors and officers and certain key employees. Each indemnification agreement provides that we will indemnify the person to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a person, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain a general liability insurance policy that covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Rule 10b5-l Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-l plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-l plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. Any Rule 10b5-l Plan adopted by a director or officer must comply with the requirements of Rule 10b5-l under the Exchange Act and our insider trading policy. The director or executive officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-l plan, provided they are in compliance with our insider trading policy, which includes not being in possession of material, nonpublic information about our company.

Stock Option Grant Policy

The compensation committee has adopted a stock option grant policy that applies to all stock option grants, including grants to executives, but excluding grants to independent directors. The policy provides that:

•	we will not have any program, plan or practice to time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information;

•	only the compensation committee, in its sole discretion, will be permitted to grant stock options and stock-based awards under our equity plans;

•

all equity grants under our amended and restated 2011 stock incentive plan, including grants to new employees, will be made during the first business week of the third month of the calendar quarter, except annual merit grants to non-executive officers, which are granted during the first week of April of each year;

•	the exercise price of all stock options and stock-based awards (as applicable) will be the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on the grant date;

•

the compensation committee will meet telephonically or in person during the first business week of the third month of the calendar quarter to approve equity grants, except annual merit grants to non-executive officers, which are granted during the first week of April of each year;

•	to the extent practical, each quarterly meeting date will be tentatively set at least as early as the prior quarter’s meeting; and

•	the compensation committee will not take action by written consent with respect to the grant of equity awards.

Securities Authorized for Issuance under our Equity Compensation Plans

In accordance with SEC rules, the following table provides information, as of December 31, 2014, about the securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and Rights (Column A)		Weighted Average Exercise Price of Outstanding Options (Column B)		Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column A) (Column C)
Equity compensation plans that have been approved by our stockholders	5,737,167	(2)	$20.79	(3)	2,066,684	(4)
Equity compensation plans that have not been approved by our stockholders(1)	41,220	(5)	$16.62	(3)	—	(6)
Total	5,778,387	(2)(5)	$20.76	(3)	2,066,684	(4)(6)

(1)	Reflects information regarding our 2012 inducement award plan, which was adopted by our board of directors in June 2012 in connection with our acquisition of SinglePlatform, Corp.

(2)	Represents 4,627,009 shares to be issued upon exercise of outstanding options under our 1999 stock option/stock issuance plan, 2007 stock incentive plan and amended and restated 2011 stock incentive plan as of December 31, 2014. Also includes 1,110,158 shares to be issued upon settlement of outstanding RSUs under the amended and restated 2011 stock incentive plan and the 2007 stock incentive plan as of December 31, 2014. Our amended and restated 2011 stock incentive plan became effective on May 31, 2011, and we no longer grant awards under our 1999 stock option/stock issuance plan or our 2007 stock incentive plan.

(3)	Weighted average exercise price excludes RSUs, which do not have an exercise price.

(4)	Includes 1,754,658 shares available for issuance under our amended and restated 2011 stock incentive plan. Also includes 312,026 shares available for issuance under our 2007 employee stock purchase plan.

(5)	Represents 6,550 shares to be issued upon exercise of options granted pursuant to the 2012 inducement award plan as of December 31, 2014. Also includes 34,670 shares to be issued upon settlement of outstanding RSUs under the 2012 inducement award plan as of December 31, 2014.

(6)	On April 1, 2014, our board of directors voted to retire all existing shares available for issuance and any additional shares that may become available for issuance due to cancellation or forfeiture under the 2012 inducement award plan. As a result, as of April 1, 2014, no additional equity awards may be made under the 2012 inducement award plan.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have two class I directors, whose terms expire at our annual meeting of stockholders to be held in 2017; two class II directors, whose terms expire at the 2015 Annual Meeting of Stockholders; and three class III directors, whose terms expire at the annual meeting of stockholders to be held in 2016. Our board of directors currently consists of seven members.

At our 2015 Annual Meeting of Stockholders, our stockholders will have an opportunity to vote for two nominees to serve as class II directors: John Campbell and Daniel T. H. Nye. Each of the nominees is currently a class II director of our company, and you can find more information about each of them in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors” above.

The persons named in the enclosed proxy card will vote to elect the two nominees as class II directors, unless you withhold authority to vote for the election of one or both nominees by marking the proxy card to that effect. If elected, each of the nominees for class II director will hold office until the 2018 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR the election of each of the nominees.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015. Although stockholder approval of our audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for the year ended December 31, 2014, will be present at the 2015 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by Section 14A of the Exchange Act. Pursuant to Section 14A of the Exchange Act, at our annual meeting of stockholders held in 2011, our stockholders had the opportunity to cast an advisory vote with respect to whether future stockholder advisory votes on executive compensation would be held every one, two or three years. Based on the results of that advisory vote, we determined that an advisory vote on executive compensation would be held every year. Accordingly, the next advisory vote on executive compensation will occur at the 2016 Annual Meeting.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our executive officers, including our named executive officers, are rewarded for the achievement of our short-and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation, with a significant portion of total compensation based on the achievement of performance-based objectives, and are designed to align the interests of our executives with those of our stockholders.

The “EXECUTIVE COMPENSATION” section of this proxy statement, including the “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation committee and our board of directors with respect to the fiscal year ended December 31, 2014. As discussed in Compensation Discussion and Analysis, the goals of our executive compensation program are to:

•	reward actions and behaviors that build a foundation for the long-term strength and performance of our company while also rewarding the achievement of short-term performance goals;

•	provide competitive compensation to attract, retain and motivate executive talent;

•	foster a collaborative executive team by linking rewards to shared corporate objectives and individual objectives that support our culture and performance objectives; and

•	align the incentives of our executives with the creation of value for our stockholders.

Our board of directors believes our executive compensation programs are based on strong pay-for-performance practices that require achievement of challenging goals and utilize appropriate structures and sound pay practices that are effective in achieving our core objectives. In addition, our compensation committee made a number of changes to our executive pay program in 2012 that were designed to ensure that such pay practices adhere to “best practices.” The compensation committee continued to adhere to these “best practices” in 2014. Accordingly, our board of directors recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation paid to Constant Contact, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board of directors (or any committee thereof), does not create or imply any change to the fiduciary duties of us or our board of directors (or any committee thereof) and does not create or imply any additional fiduciary duties for us or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their advisory vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

STOCK OWNERSHIP

The following table contains information as of March 31, 2015 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers (as identified above in “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Establishing and Evaluating Executive Compensation” above);

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Shares Acquirable Within 60 Days(3)	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(4)
Named Executive Officers and Directors:
Gail F. Goodman	563,768	799,761	1,363,529	4.1%
Harpreet S. Grewal(5)	12,191	11,619	23,810	*
Kenneth J. Surdan	8,146	68,005	76,151	*
Ellen M. Brezniak	10,657	235,046	245,703	*
Christopher M. Litster	14,976	137,303	152,279	*
Thomas Anderson(6)	46,000	60,955	106,955	*
Robert P. Badavas(7)	6,500	89,955	96,455	*
John Campbell(8)	7,954	7,955	15,909	*
Jay Herratti	0	33,872	33,872	*
William S. Kaiser(9)	23,367	60,955	84,322	*
Daniel T. H. Nye(10)	10,000	65,955	75,955	*
All directors and executive officers as a group (15 persons)	728,534	1,956,427	2,684,961	7.9%
5% Stockholders:
FMR LLC(11)	3,066,475	—	3,066,475	9.5%
Wellington Management Group LLP(12)	2,754,485	—	2,754,485	8.6%
BlackRock, Inc.(13)	2,354,366	—	2,354,366	7.3%
RS Investment Management Co. LLC(14)	2,032,631	—	2,032,631	6.3%
The Vanguard Group(15)	2,032,487	—	2,032,487	6.3%
Daruma Capital Management, LLC(16)	1,939,995	—	1,939,995	6.0%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder.

(3)

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or upon vesting of restricted stock units. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 31, 2015 and shares covered by restricted stock units that become vested within 60 days after March 31, 2015.

(4)	The ownership percentage for each stockholder on March 31, 2015 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on March 31, 2015 (32,152,050 shares) plus any shares acquirable by the stockholder (including pursuant to stock options that may be exercised and restricted stock units that vest) within 60 days after March 31, 2015.

(5)	The shares reported as beneficially owned are held jointly with Mr. Grewal’s spouse.

(6)	The shares reported as beneficially owned include 2,000 shares held by the Anderson Family Foundation, a charitable foundation of which the reporting person and his spouse are trustees. Mr. Anderson disclaims any pecuniary interest in the shares held by such foundation and disclaims beneficial ownership of any of such shares.

(7)	The shares reported as beneficially owned are held by the Robert P. Badavas Trust of 2007. Mr. Badavas exercises sole voting and investment power with respect to the shares held by the Robert P. Badavas Trust of 2007.

(8)	The shares reported as beneficially owned are held jointly with Mr. Campbell’s spouse.

(9)	The shares reported as beneficially owned consist of 21,398 shares held by Mr. Kaiser individually and 1,969 shares held by the Kaiser Family Trust. Mr. Kaiser exercises sole voting and investment power with respect to the shares held by the Kaiser Family Trust.

(10)	The shares reported as beneficially owned include 8,600 shares held by the Nye Family Trust — 2005, 800 shares held by Mr. Nye individually, and 600 shares held directly by Mr. Nye’s spouse.

(11)	This information is based solely on Amendment No. 9 to Schedule 13G filed with the SEC by FMR LLC, Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Contrafund on February 13, 2015 reporting share ownership as of December 31, 2014. FMR LLC’s principal business address is 245 Summer Street, Boston, MA 02210. FMR LLC, Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Contrafund exercise sole voting power over 126,503 shares and exercise sole investment power over 3,066,475 shares.

(12)	This information is based solely on Amendment No. 2 to Schedule 13G filed with the SEC by Wellington Management Group LLP on February 12, 2015 reporting share ownership as of December 31, 2014. The principal business address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210. Wellington Management Group LLP exercises shared voting power over 2,366,275 shares and exercises shared investment power over 2,754,485 shares.

(13)	This information is based solely on Amendment No. 3 to Schedule 13G filed with the SEC by BlackRock, Inc. on January 12, 2015 reporting share ownership as of December 31, 2014. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. BlackRock, Inc. has sole voting power over 2,270,058 shares and sole investment power over 2,354,366 shares.

(14)	This information is based solely on Schedule 13G filed with the SEC by RS Investment Management Co. LLC on February 11, 2015 reporting share ownership as of December 31, 2014. The principal business address of RS Invesment Management Co. LLC is One Bush Street, Suite 900, San Francisco, CA 94104. RS Investment Management Co. exercises sole voting power over 1,687,901 shares and exercises sole investment power over 2,032,631 shares.

(15)

This information is based solely on Amendment No. 2 to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 9, 2015 reporting share ownership as of December 31, 2014. The Vanguard Group, Inc.’s principal business address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Consists of 1,990,948 shares held by The Vanguard Group, Inc., 39,409 shares held by Vanguard

Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. and 2,100 shares held by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. The Vanguard Group, Inc. exercises sole voting power over 41,509 shares. The Vanguard Group, Inc. exercises sole investment power over 1,993,078 shares and shared investment power of 39,409 shares.

(16)	This information is based solely on Schedule 13G filed with the SEC by Daruma Capital Management, LLC on February 17, 2015 reporting share ownership as of December 31, 2014. The principal business address of Daruma Capital Management, LLC is 80 West 40th Street, 9th Floor, New York, NY 10018. Daruma Capital Management LLC exercises shared voting power over 884,304 shares and exercises shared investment power over 1,939,995 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, during the fiscal year ended December 31, 2014, our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

* * *

The board of directors hopes that stockholders will attend the 2015 Annual Meeting of Stockholders. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Gail F. Goodman
Chairman, President and Chief Executive Officer

April 28, 2015

ANNEX A

Reconciliation of Non-GAAP Financial Measures

Calculation of Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

Years Ended December 31, 2014 and 2013

(In thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013
Net income	$14,315	$7,214
Income tax expense	5,802	1,256
Interest income and other (income) expense, net	(316)	(175)
Depreciation and amortization	24,164	22,191
Stock-based compensation expense	16,650	14,731
Litigation contingency accrual	—	820

Adjusted EBITDA	$60,615	$46,037

Divide by:
Revenue	$331,678	$285,383
Adjusted EBITDA margin	18.3%	16.1%

Calculation of Free Cash Flow (unaudited)

Year Ended December 31, 2014

(In thousands)

Year Ended December 31, 2014
Net cash provided by operating activities	$57,414
Subtract:
Acquisition of property and equipment	24,347

Free cash flow	$33,067

Calculation of Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

Three Months Ended December 31, 2014

(In thousands)

Three Months ended December 31, 2014
Net income	$6,248
Income tax expense	1,239
Interest income and other (income) expense, net	71
Depreciation and amortization	6,123
Stock-based compensation expense	4,516

Adjusted EBITDA	$18,197

Divide by:
Revenue	$88,054
Adjusted EBITDA margin	20.7%

A-1

Calculation of Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

Three Months Ended September 30, 2014

(In thousands)

Three Months Ended September 30, 2014
Net income	$5,198
Income tax expense	3,224
Interest income and other (income) expense, net	(339)
Depreciation and amortization	6,234
Stock-based compensation expense	3,810

Adjusted EBITDA	$18,127

Divide by:
Revenue	$83,494
Adjusted EBITDA margin	21.7%

Calculation of Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

Three Months Ended June 30, 2014

(In thousands)

Three Months Ended June 30, 2014
Net income	$2,021
Income tax expense	1,011
Interest income and other (income) expense, net	(25)
Depreciation and amortization	5,896
Stock-based compensation expense	4,410
Litigation contingency accrual	—

Adjusted EBITDA	$13,313

Divide by:
Revenue	$81,256
Adjusted EBITDA margin	16.4%

Calculation of Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

Three Months Ended March 31, 2014

(In thousands)

Three Months Ended March 31, 2014
Net income	$848
Income tax expense	328
Interest income and other (income) expense, net	(23)
Depreciation and amortization	5,911
Stock-based compensation expense	3,914

Adjusted EBITDA	$10,978

Divide by:
Revenue	$78,874
Adjusted EBITDA margin	13.9%

A-2

ANNUAL MEETING OF STOCKHOLDERS OF

CONSTANT CONTACT, INC.

Tuesday, June 2, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to be held on June 2, 2015

The Notice of Meeting, proxy statement and proxy card

are available at - www.proxydocs.com/ctct

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

¢	20230300000000001000 3	060215

CONSTANT CONTACT’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES IDENTIFIED IN THE PROXY STATEMENT AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. ☐ ☐ ☐	To elect the following nominees for class II director to serve for a term of three years: NOMINEES: FOR ALL NOMINEES ¡ John Campbell ¡ Daniel T. H. Nye WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)		2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015:	☐	☐	☐
			3.	To approve, on an advisory basis, the compensation of our named executive officers:	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.

The proxy holders will vote your shares as you direct herein. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

1 ¢

CONSTANT CONTACT, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, JUNE 2, 2015.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CONSTANT CONTACT, INC. PLEASE RETURN IT AS SOON AS POSSIBLE.

By signing on the reverse side of this proxy, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Gail F. Goodman, Harpreet S. Grewal and Robert P. Nault, and each of them individually, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of Constant Contact, Inc. (“Constant Contact”) to be held on Tuesday, June 2, 2015 at 10:00 a.m., Local Time, at Constant Contact, 1601 Trapelo Road, Waltham, Massachusetts 02451, and any adjournments of the meeting, and (2) vote all shares of Constant Contact stock that you are entitled to vote and otherwise act on your behalf upon the matters proposed by Constant Contact, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS HEREIN. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” THE DIRECTOR NOMINEES IDENTIFIED IN THE PROXY STATEMENT AND “FOR” PROPOSALS 2 AND 3.

(Continued and to be signed on the reverse side)

COMMENTS:

¢ 1 . 1	14475 ¢